UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 UNITY WIRELESS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	4812	91-1940650
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7438 Fraser Park Drive, Burnaby, British Columbia, Canada V5J 5B9 (800) 337-6642
(Address and telephone number of registrant's principal executive offices)

Ilan Kenig, President and CEO 7438 Fraser Park Drive, Burnaby, British Columbia, Canada V5J 5B9 (800) 337-6642
(Name, address and telephone number of agent for service) Copy of communications to: Oscar D. Folger, Esq. 521 5th Avenue New York, New York 10175 Telephone: (212) 697-6464

Approximate date of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [    ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price (US$)(1)	Amount of registration fee(2)
Common Stock, no par value	13,731,929	$0.17	$2,334,428	$295.77

 (1)  Estimated pursuant to Rule 457(c) under the Securities Act solely for purposes of calculating the Registration Fee. The fee is based upon the average of the high and low prices for a share of common stock of the registrant, as quoted through the over-the-counter bulletin board on October 13, 2004.

(2) The account of Unity Wireless Corporation with the Securities and Exchange Commission has a credit which should be applied against the Registration Fee.

-------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT  SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY  STATES THAT THIS REGISTRATION  STATEMENT SHALL  THEREAFTER  BECOME  EFFECTIVE  IN  ACCORDANCE  WITH  SECTION  8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED,  OR UNTIL THIS REGISTRATION  STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SHARES AND THE SELLING SHAREHOLDER IS NOT SOLICITING AN OFFER TO BUY THESE SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS

 SUBJECT TO COMPLETION DATED, OCTOBER 14, 2004

UNITY WIRELESS CORPORATION

13,731,929 SHARES OF COMMON STOCK OF UNITY WIRELESS CORPORATION
_________________________________

The prospectus relates to the resale by certain selling stockholders of Unity Wireless Corporation of up to 13,731,929 shares of our common stock, consisting of:

- up to 6,805,555 shares issuable upon conversion of convertible notes;

- up to 5,580,555 shares issuable upon exercise of warrants;

- up to 1,244,591 shares issuable in lieu of interest on convertible notes; and

- up to 101,228 shares issued to settle amounts owed for services.

For a description of the plan of distribution of the shares, please see page 7 of this Prospectus.

Our common stock is traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol "UTYW".  On October 13, 2004, the closing bid price of our common stock was $0.17.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK.  YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT.  YOU SHOULD CAREFULLY CONSIDER THE VARIOUS RISK FACTORS DESCRIBED BEGINNING ON PAGE 4 BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 14, 2004.

You should rely only on the information contained in this prospectus.  We have not, and the selling security holders have not, authorized anyone to provide you with different information.  If anyone provides you with different information, you should not rely on it. We are not, and the selling security holders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information contained in this prospectus  is  accurate  only  as of  the  date  on the  front  cover  of  this prospectus.  Our  business,  financial  condition,  results  of  operations  and prospects  may have  changed  since   that  date. As used in this prospectus, the terms "we", "us", "our", and "Unity" mean Unity Wireless Corporation and its subsidiary, unless otherwise indicated.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

The  following  summary  is  qualified  in its  entirety  by the  more  detailed information  and financial  statements  including the notes  thereto,  appearing elsewhere in this prospectus.  Because it is a summary, it does not contain all of the information you should consider before making an investment decision.

Our Business

Our company, Unity Wireless Corporation, is a designer, developer and manufacturer of high power radio frequency amplifiers.  Our principal executive offices are located at 7438 Fraser Park Driver, Burnaby, British Columbia, Canada, V5J 5B9.  Our telephone number is (800) 337-6642.  We maintain a website at www.unitywireless.com.  Information contained on our website does not form part of this prospectus.

We have one wholly-owned subsidiary, Unity Wireless Systems Corporation, a British Columbia corporation incorporated on December 31, 2000.

Number of Shares Outstanding

There were 77,163,852 shares of our common stock issued and outstanding as at September 30, 2004.

Summary of Financial Data

The summarized financial data presented below is derived from and should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2003 and 2002, including the notes to those financial statements which are included elsewhere in this prospectus, along with the section entitled "Management's Discussion and Analysis" beginning on page 16 of this prospectus.

	For the six-months ended June 30, 2004	For the six-months ended June 30, 2003
Revenue	$2,823,580	$2,047,888
Net Loss for the Period	($1,420,725)	($215,784)
Loss Per Share - basic and diluted	($0.02)	($0.01)
	As at June 30, 2004	As at December 31, 2003
Working Capital (Deficiency)	$223,356	($375,479)
Total Assets	$3,114,394	$1,658,720
Total Number of Issued Common Stock	76,807,856	63,578,953
Deficit	($19,923,805)	($18,503,080)
Total Stockholders' Equity	$1,176,601	$525,735

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This  Form SB-2  contains  forward-looking  statements.  For this  purpose,  any statements  contained in this Form SB-2 that are not  statements  of  historical fact  may  be  deemed  to  be  forward-looking   statements.  You  can  identify forward-looking   statements  by  those  that  are  not  historical  in  nature, particularly  those  that  use  terminology  such as  "may,"  "will,"  "should," "expects,"  "anticipates,"  "contemplates,"  "estimates,"  "believes,"  "plans," "projected,"  "predicts,"  "potential,"  or  "continue" or the negative of these similar  terms.  In  evaluating  these  forward-looking  statements,  you should consider various  factors,  including those listed below under the heading "Risk Factors". The Company's actual results may differ significantly from the results projected in the forward-looking  statements.  The Company assumes no obligation to update forward-looking statements.

RISK FACTORS

An investment in our common stock involves a number of very significant risks.  You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company's common stock.  Our business, operating results and financial condition could be seriously harmed due to any of the following risks.  The risks described below are not the only ones facing our company.  Additional risks not presently known to us may also impair our business operations.  You could lose all or part of your investment due to any of these risks.

We have had negative cash flows from operations and if we are not able to obtain further financing our business operations may fail.

To date we have had negative cash flows from operations and we have been dependent on sales of our equity and convertible securities to meet our cash requirements.  As of June 30, 2004, we had working capital of $223,356.  We do not expect positive cash flow from operations in the near term.  We may not be able to obtain additional financing. We have pledged all of our assets to secure convertible notes that we issued in August 2004.

There is substantial doubt about our ability to continue as a going concern.

We expect to incur operating losses and negative cash flow until our products gain market acceptance sufficient to generate a commercially viable and sustainable level of sales.   These circumstances raise substantial doubt about our ability to continue as a going concern, as described in our independent auditors' report on the December 31, 2003 consolidated financial statements.  The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

We depend on a limited number of customers and if we are unable to diversify our customer base and we lose one or more of these customers, then our revenues will decrease significantly.

During the first half of 2004, sales to one customer accounted for 65% of our revenues, sales to another customer accounted for more than 10% of our revenues, and sales to these customers and two others together aggregated 93% of our revenues. In the six-months ended June 30, 2003, sales to three customers comprised 72% of our revenues.

We depend on experienced management and if we are unable to retain or hire such management in the future, then our ability to produce innovative and competitive products could be adversely affected.

We depend on the services of our senior management team.  The loss of the services of any one of these persons, or an inability to recruit and retain additional qualified personnel, could have a material adverse effect on our business.  We have no plans at present to obtain key person life insurance for any of our officers and directors.  We are also dependent on highly qualified technical and engineering personnel.  If we are unable to retain or hire such management and key technical employees, our ability to generate revenues could be adversely affected, as would our continued business operations. We have not entered into employment or non-competition agreements with our executive officers.

Substantially all of our assets and a majority of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

Substantially all of our assets are located outside the United States and we do not currently maintain a permanent place of business within the United States.  In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States.  As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.  Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against them.

We operate in a highly competitive industry and our failure to compete effectively may adversely affect our ability to generate revenue.

The wireless communications industry is characterized by rapidly evolving technology and intense competition.  We may be at a disadvantage to other companies having larger technical staff, established market share and greater financial and operational resources.  Many of our competitors have achieved greater brand recognition and technologies than we currently enjoy.  We may not be able to successfully compete.

We hold no patents on our technology and may not be able to protect our proprietary technology.

Other than a provisional patent application filed in the United States for our multi-carrier linear amplifier, we do not have any patents on our technology or products.  We rely on a combination of copyright, trade secret, trademark and patent laws to protect our proprietary intellectual property.

Unanticipated warranty costs could affect the ongoing demand for our products and our ability to operate profitably.

Our products are relatively new to their respective markets and lack extensive field operating experience.  While we have tested our products for failure in certain circumstances, there can be no assurance that our products will continue to operate satisfactorily after sustained field use.  If a substantial number of products are returned and accepted for warranty replacement, the cost to us could have a material adverse effect on our business.

We have a significant amount of aged payables and if we are unable to pay such amounts or if a creditor decides to take legal action against us, we may have to scale down or cease the operation of our business.

As of June 30, 2004, we had accounts payable and accrued liabilities of $1,728,379, of which approximately $1,469,516 represented payables to trade creditors.  To date, these creditors have been co-operating with us to accept a delayed payment of these outstanding payables.  If one or more of these creditors is no longer willing to accept delayed payments and demands immediate payment of any such amounts, then our cash position and our need for further financing may become immediate.  If we are unable to raise the funds to pay off such aged payables, then our continued operations may be negatively affected, and we may have to scale down or even cease the operation of our business.

Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.  Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors".  These requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.  Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.  We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders.  We will, however, receive proceeds upon exercise of the warrants and these proceeds will be used for general working capital purposes.  We will incur all costs associated with this registration statement and prospectus.

SELLING SECURITY HOLDERS

The table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of October 13, 2004, and the number of shares of common stock covered by this prospectus.  All shares offered hereby are being registered pursuant to registration agreements with the Company.

The selling stockholders may offer and sell, from time to time, any or all of the 13,731,929 shares of common stock to be registered. No estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The table indicates the shares that are offered hereby that are issuable upon conversion of convertible notes, or the exercise of warrants that were issued in private placements, or in lieu of interest on the convertible notes. The table also indicates the shares that are offered hereby that were issued to settle $16,196 owed for services.

	Shares owned prior to this offering	Shares issuable upon conversion of notes, all of which are registered hereunder	Shares issuable in lieu of interest on notes, all of which are registered hereunder	Shares issuable upon exercise of warrants, all of which are registered hereunder	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding (1)
						# of Shares	% of Class

Bridges & Pipes LLC	0	2,500,000	467,836	1,250,000	4,217,836	0	0
Bushido Capital Master Fund, L.P.	0	2,000,000	374,269	1,000,000	3,374,269	0	0
DCOFI Master LDC	0	500,000	93,568	250,000	843,568	0	0
William N. Weidman	18,374,594	1,250,000	233,918	625,000	2,108,918	18,374,594	22.8%
Duncan Capital LLC	0			625,000	625,000	0	0
Keren MYCB Elias Foundation	0	555,555	75,000	555,555	1,186,110	0	0
Beth Medrash Govoha of Lakewood	1,666,666			833,333	833,333	1,666,666	2.1%
Mueller & Company Inc.	533,334			166,667	166,667	533,334	0.7%
Jeffrey Rubin	1,098,807			125,000	125,000	1,098,807	1.4%
Michael Mulshine	338,462			150,000	150,000	338,462	0.4%
John Douglas Shields Law Corp	101,228(2)				101,228	0	0
	22,113,091	6,805,555	1,244,591	5,580,555	13,731,929	22,011,863

(1)

Assumes all of the shares of common stock offered are sold.  Based on 77,163,852 shares of common stock issued and outstanding on September 30, 2004.

(2)

Consists of shares issued in payment for $16,196 in services.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (currently the National Association of Securities Dealers OTC Bulletin Board), in privately negotiated transactions or otherwise.  Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices.  The shares of common stock being offered for resale by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a)

block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)

purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c)

an exchange distribution in accordance with the rules of the applicable exchange;

(d)

ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e)

privately negotiated transactions;

(f)

market sales (both long and short to the extent permitted under the federal securities laws);

(g)

at the market to or through market makers or into an existing market for the shares;

(h)

through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

(i)

a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling stockholders of its secured convertible notes, share purchase warrants or shares of common stock to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.  Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved.  Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share.  Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder.  Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above.  Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions.  In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales.  In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling stockholders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers.  Upon a default by a selling stockholder, their broker may offer and sell the pledged shares of common stock from time to time.  Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction.  We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling stockholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M.  All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us.  Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL PROCEEDINGS

Other than as set forth below, we know of no material, active or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation.  There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

We, along with Sonic Systems Corporation and M&M Realty Incorporated, have been sued in the Supreme Court of British Columbia, Canada, by Integrated Global Financial Corporation.  The lawsuit was commenced on January 5, 2001.  Integrated Global alleges it has options to purchase 500,000 shares, with no expiry date, at an alleged exercise price of $1.00 per share, plus unspecified damages.  We dispute the allegations and are defending the claim.  No trial date has been set.  An Examination for Discovery has been conducted.  It is our view that the claim has little, if any, merit and we do not expect the proceeding to have any material adverse effect on us.  It is our position that these options have expired and we have not included such options in our outstanding options at June 30, 2004.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors and executive officers , their ages, positions held and duration each person has held that position, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Ilan Kenig	President, Chief Executive Officer and Director	43	President on April 1, 2002 and Chief Executive Officer on October 31, 2002
Myer Bentob	Director and Executive Chairman of the Board of Directors	72	August 12, 2003
Dallas Pretty	Chief Financial Officer	34	April 1, 2004
Andrew James Chamberlain	Director and Corporate Secretary	42	Corporate Secretary October 28, 2002 and Director April 2, 2004
Ken Maddison	Director	63	October 29, 1998
Victor Halpert	Director	43	October 12, 2004
Doron Nevo	Director	48	July 11, 2002

 Business Experience

The following is a brief account of the education and business experience of each director, executive officer and key employee during at least the past five years, indicating each person's principal occupation during the period, and the name and principal business of the organization by which he or she was employed.

Ilan Kenig - President, Chief Executive Officer and Director

Mr. Kenig has over 18 years of legal, venture capital and investment banking experience with specific emphasis in the technology and telecommunications arena.  Mr. Kenig  joined the company as Vice President of Business Development in December 2001 before assuming the position of President in April 2002. From January 1999 until  December 2001, Mr. Kenig pursued international finance activities in New York.  Mr. Kenig was a founder of a law firm in Tel-Aviv representing mostly technology and telecommunications interests.  Mr. Kenig holds a law degree from Bar-Ilan University.

Myer Bentob – Director and Executive Chairman of the Board of Directors

Mr. Bentob joined Unity Wireless in August 2003 . He founded Mitec Telecom in 1973, and served as its President and CEO from 1974 until 2002.  Prior to founding Mitec,  Mr. Bentob served as the Director of Engineering and Marketing at Andrew's Canadian Operations, a system engineer at Canadian Marconi, and a research engineer at Marconi Research Labs UK.

Dallas Pretty – Chief Financial Officer

Mr. Pretty is a Chartered Accountant with over 10 years of experience in both public and private companies with specific emphasis in the technology arena.  Mr. Pretty joined the Company as an advisor and consultant in April 2003 before assuming the position of Chief Financial Officer in April 2004.  Mr. Pretty worked in KPMG’s Assurance Group from 1994 to 2000. From 2000 until joining the Company he worked as a financial consultant. Mr. Pretty holds a BBA from Simon Fraser University.

Ken Maddison - Director

Mr. Maddison, a Chartered Accountant since 1966 and elected a Fellow of the Institute of Chartered Accountants of British Columbia in 1975, retired in August 1997 after a lengthy career as a partner with the accounting firm KPMG between 1977 and 1997.    Since September 1997, Mr. Maddison has been self-employed as a consultant providing various financial advisory services.  Mr. Maddison currently serves as CFO and director of three public companies: International Wayside Gold Mines Ltd., Island Mountain Gold Mines Ltd., and Golden Caribou Resources Ltd.  He is also a director and audit committee chairman for Northern Continental Resources Inc, Northern Hemisphere Development Inc, Datec Group Ltd. (formerly Brocker Technology Group Ltd), and Helijet International.

Victor Halpert - Director

From 1993 through to 2003, Mr. Halpert was an equity research analyst with Salomon Smith Barney, Robertson Stephens, Solomon Brothers and Israel Equity Research & Management Ltd. Since 2003, Mr. Alpert has managed a hedge fund that specializes in global growth shares. Mr. Alpert holds a Master of Business Administration degree from the University of Chicago and a Master of Science in Accounting degrees from the University of Illinois at Chicago. He is director of Top Image Systems Ltd., a NASDAQ listed technology company.

Andrew James Chamberlain – Director and Corporate Secretary

Mr. Chamberlain has practiced law for more than five years in Edmonton, Alberta, as a partner with the law firm of Chamberlain Hutchison.  Mr. Chamberlain is a sessional instructor in corporate securities at the University of Alberta law school.  He is a director and corporate secretary of Datec Group Ltd. (formerly Brocker Technology Group Ltd.), a company whose shares of common stock are registered with the Securities and Exchange Commission, and a director of Loma Oil & Gas Ltd., a company listed on the TSX Venture Exchange.

Doron Nevo - Director

Currently, Mr. Nevo is President and CEO of KiloLambda Technologies, Ltd. an optical subsystems company he founded in early 2001.  From July 1999 to January 2001, Mr. Nevo was the President and CEO of D.FourD., Ltd., a venture capital investment company.  From March 1996 to June 1999, Mr. Nevo was President and CEO of NKO, Inc. a company he founded that designed and developed a carrier grade IP Telephony system platform and established its own IP network.  From February 1992 to February 1996, Mr. Nevo was also President and CEO of Clalcom Ltd., an international telecommunications service provider in Israel which he founded in 1992.  Prior to Clalcom, he held various positions with Sprint International Inc.  He also serves on the board of a number of companies including Audiocodes, Ltd. (a telecommunication technology company), a company whose shares of common stock are registered with the Securities and Exchange Commission, Elcom Technologies (a manufacturer of Satcom and Digital Radio synthesizers), and Notox, Ltd. (a biotech company). Mr. Nevo received a B.Sc. in Electrical Engineering from the Technion and an M.Sc. in Telecommunications Management from Brooklyn Polytechnic.

See “Certain Relationships and Related Transactions” for information on transaction between the Company and Messrs. Bentob and Chamberlain, and with Mr. Casey O’Byrne who was a director of the Company until April 2, 2004.

Family Relationships

There are no family relationships among our directors or officers.

The Company has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.  Serving on the Committee are Ken Maddison, and there are two current vacancies.  The Board of Directors had determined that Mr. Maddison serves on the audit committee as a financial expert. Mr. Maddison is an independent director as defined in Item 7(d)(3)(iv) of Schedule 14A.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 30, 2004, certain information with respect to the beneficial ownership of our shares of common stock by each shareholder known to us to be the beneficial owner of more than 5% of our shares of common stock, and by each of our officers and directors.  Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated.  Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Ilan Kenig 1099 Marinaside Cresent Suite 802 Vancouver, BC V6Z 2Z3	1,783,167(2)	2.27%
Doron Nevo 15 Yakov Hazan Raanana, Israel 43563	111,666(3)	*
Ken Maddison 2591 Lund Avenue Coquitlam, BC V3K 6J8	183,333(4)	*
Myer Bentob 331 Beaconsfield Blvd Quebec H9W 4A6	3,062,491 (5)	3.91%
Victor Halpert 14 Peachtree Drive Montville, NJ 07045	5,000	*
Andrew Chamberlain 9222 - 183B Street Edmonton, AB T5J 3Z7	52,083 (6)	*
Dallas Pretty 462 West 21St Avenue Vancouver, BC V5Y 2E7	83,333(7)	*
William Weidman 136 Shorewood Drive Great Neck, NY 11021	20,483,512 (8)	25.4%
Directors and Executive Officers as a Group	5,281,073 (9)	6.60%

* - less than 1%

(1)

Based on 77,163,852 shares of common stock issued and outstanding as of September 30, 2004.

 (2)

Includes options to acquire an aggregate of 1,387,500 shares of common stock exercisable within sixty days.  The shares owned by Ilan Kenig were purchased by him in December, 2001.

 (3)

Includes options to acquire an aggregate of 61,666 shares of common stock exercisable within sixty days.

 (4)

Includes options to acquire an aggregate of 133,333 shares of common stock exercisable within sixty days.

(5)

Includes options to acquire an aggregate of 258,333 shares of common stock and warrants to purchase an aggregate of 924,720 shares of common stock, exercisable within sixty days.

 (6)

Includes options to acquire an aggregate of 52,083 shares of common stock exercisable within sixty days.

(7)

Includes options to acquire an aggregate of 83,333 shares of common stock exercisable within sixty days.

(8)

Includes warrants to purchase an aggregate of 2,210,300 shares of common stock, exercisable within sixty days and 1,250,000 shares issuable upon conversion of $250,000 principal amount of secured convertible notes.

(9)

Includes options to acquire an aggregate of 1,976,248 shares of common stock and warrants to purchase an aggregate of 924,720 shares of common stock, exercisable within sixty days.

DESCRIPTION OF SECURITIES

We are authorized to issue 150,000,000 shares of common stock without par value and up to 5,000,000 shares of preferred stock on such terms as the Board may determine.  As at September 30, 2004 we had 77,163,852 shares of common stock outstanding and no preferred stock outstanding.  All outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.  Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share rateably in all net assets available for distribution to stockholders after payment to creditors.  The common stock is not convertible or redeemable and has no pre-emptive, subscription or conversion rights.

Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders.  There are no cumulative voting rights.

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as our Board of Directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the Board of Directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future. In any event, we have agreed not to pay dividends so long as any of our convertible notes issued in August 2004 are outstanding.

In the event of a merger or consolidation, all holders of common stock will be entitled to receive the same per share consideration.

The preferred shares could, in certain instances, render more difficult or discourage a merger, tender offer, or proxy contest and thus potentially have an "anti-takeover" effect, especially if preferred shares were issued in response to a potential takeover.  In addition, issuances of authorized preferred shares can be implemented, and have been implemented by some companies in recent years, with voting or conversion privileges intended to make acquisition of the corporation more difficult or more costly.  Such an issuance could deter the types of transactions which may be proposed or could discourage or limit the stockholders' participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by the majority of the stockholders, and could enhance the ability of officers and directors to retain their positions.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.  Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

This prospectus and registration statement contains consolidated financial statements as at June 30, 2004 for the three and six-months ended June 30, 2004 and 2003 that have not been audited. The consolidated financial statements as at December 31, 2003 and 2002 and for the years then ended that are contained in this prospectus and registration statement have been audited by KPMG LLP, independent chartered accountants, as set forth in their report accompanying the consolidated financial statements and have been included herein in reliance upon such report, and upon the authority of said firm as experts in accounting and auditing.  The audit report covering the December 31, 2003 consolidated financial statements contains an explanatory paragraph that states our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Certain legal matters in connection with this offering and Registration Statement are being passed upon by Oscar D. Folger, New York, New York.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Delaware General Corporation Law, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF BUSINESS

Our financial statements are stated in United States Dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles.

In this prospectus and registration statement, unless otherwise specified, all dollar amounts are expressed in United States dollars.  All references to "CDN$" refer to Canadian dollars and all references to "shares of common stock" refer to the shares of common stock in our capital stock.

Business Development During Last Three Years

Our company was incorporated in the State of Delaware on October 1, 1998.  During the period from December 1998 until June 2001 we were engaged in the traffic control business. In November 2000 we entered the business of designing, developing and manufacturing linear power amplifiers for the wireless network infrastructure industry. During 2001, we focused on developing new products and expanding our marketing, sales and global distribution network.  In 2002, our business strategy evolved and focused on securing long-term supply agreements with strategic key customers. In 2003, we continued to focus on securing long-term supply agreements with key customers and developing new RF power amplifiers and technology. We completed the initial development of our ‘efficiency enhanced’ product and made samples available to a select group of interested potential customers.

Our Current Business

Principal Products

We make high power radio frequency amplifiers. We have developed over 30 models of our products which are used in cellular, personal communication services (PCS), paging, wireless local loop (WLL) and third generation (3G) networks.  Each one of our high power amplifiers is custom made to satisfy each customer's particular requirements.  Most of our products are high power amplifiers, defined as single channel power amplifiers used for sending signals from a network to a terminal such as a cell phone.

Most of our amplifiers are used in signal repeaters that are used to extend coverage in cellular telephone networks.  Some of our products are also used in base station equipment and some are multi-channel power amplifiers.  We have developed power amplifiers for use in digital television broadcasting in Korea and for base station applications for both the mobile phone and wireless local loop network.   Wireless local loop networks are sometimes referred to as "the last mile" solution because unlike cellular phone systems which are mobile wireless networks, wireless local loop networks are designed to deliver voice and high speed data (e.g., Internet) services to fixed locations such as homes and small offices via wireless communication devices without the need for special wiring.

Our family of amplifiers covers a range of average output power levels (from 2 watts to 80 watts) and a number of different operating frequency bands.  Substantially all of our assets and operations are located in British Columbia, Canada.

Revenues from operations were approximately $2,823,580 in the six-months ended June 30, 2004 and $2,047,888  in the six-months ended June 30, 2003.  A summary of sales by geographic region for the six-months ended June 30, 2004 and 2003 is as follows:

Place	Six-Months ended June 30, 2004 Sales (in thousands)	% of Total Period Sales	Six-Months ended June 30, 2003 Sales (in thousands)	% of Total Period Sales
Korea	$ --	--%	$ 93	4.5%
China	1,833	64.9%	518	25.3%
Sweden	-	--%	165	8.1%
United States	895	31.7%	1,113	54.3%
Israel	36	1.3%	38	1.9%
Canada	60	2.1%	115	5.6%
Other	-	--%	6	0.3%

Product Research and Development

We mainly work with our own proprietary technology and certain technology developers to increase the performance and efficiency of our amplifiers.  In November 2002, we entered into a licensing agreement with Paragon Communications, an Israeli company, for the development of a new generation of amplifiers.

We devote a large portion of our research and development resources towards next generation products and developing products for customers who exhibit long-term revenue and growth potential.

Sales and Marketing of Our Products

Our principal customers are the original equipment manufacturers of repeaters and base stations.  The original equipment manufacturers sell their products, which include our radio frequency power amplifiers, to the operators of wireless networks.

We also sell our products through independent sales agents who are paid on a commission basis and through sales individuals who are engaged on a full time basis as employees of the Corporation.  We develop this sales channel by identifying and engaging sales representatives who sell our products in other markets.

Our sales to date have been by way of purchase orders that typically cover periods ranging from several months to one year.  We have no sales agreements that extend beyond one year.

 Manufacturing and Suppliers

We subcontract a portion of our manufacturing of our electronics components to qualified companies with a history of quality assurance.  This minimizes the need for capital expenditures related to electronics manufacturing facilities, minimizes staff and allows us to utilize specialists in each stage of manufacturing.  Alternate contract manufacturers are available should any of our existing contract manufacturers cease providing services to us.  We currently assemble, configure, tune and test our products and radio frequency circuitry in our facility located in Burnaby, British Columbia, Canada.  We have limited capacity, and the process to assemble, test and tune our current products is labor intensive.

The principal raw materials used in the production of our products are mostly standard electronic, plastic and hardware components.  We have from time to time experienced difficulties in obtaining raw materials and we reduce supply risk by using alternate suppliers.

Our arrangements with suppliers are on a short term basis. We have not entered into any long term arrangements.

Competition and Competitive Advantage

Powerwave, Remec and Andrew dominate our industry, and produce power amplifiers that are integrated into larger base states components. These companies have significantly greater financial resources than our company, engage in high volume production and account for the great majority of revenues in the market for amplifiers.  We compete with smaller amplifier companies in niche and specialty markets, and seek to win sales based on superior technology and customer service.

Intellectual Property

We rely on a combination of trademarks and trade secrets to protect our intellectual property.  We execute confidentiality and non-disclosure agreements with our management and engineering employees and limit access to our proprietary information.

Trademarks

We use the trademark "Unity Wireless", which is registered in Canada.  We intend to register the "Unity Wireless" trade-mark in the U.S.

Service and Product Warranty

We generally offer a standard warranty of one year on parts and labor from date of shipment.  In some cases, a warranty period of up to two years may be negotiated.  We repair units under warranty at our cost and return the units freight prepaid back to the customer.  We typically warranty a repaired unit for the remainder of the original warranty period or for one year from the repair date, whichever is longer.

Government Regulation

Our power amplifiers are sold as components that form part of larger systems.  The manufacturer or integrator of the systems must test them for compliance with Federal Communications Commission (FCC) standards to avoid radio frequency emissions that could interfere with other radio frequency transmissions or similar regulatory standards in other countries.  We do not test our amplifier products for compliance at the component level.  If a system in which our amplifiers are included fails to satisfy applicable standards, whether due to emissions from our amplifiers or other causes, sales of our amplifiers would be adversely affected.

Significant Customers

During the first half of 2004, sales to one customer accounted for 65% of our revenues, sales to another customer accounted for more than 10% of our revenues, and sales to these customers and two others together aggregated 93% of our revenues. In the six-months ended June 30, 2003, sales to three customers comprised 72% of our revenues.

Employees

We currently employ 39 employees, of which 33 are employed on a full time basis.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.  Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC's website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus.  This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement.  Certain information is omitted and you should refer to the registration statement and its exhibits.  With respect to references made in this prospectus to any contract or other document of Unity Wireless, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document.  You may review a copy of the registration statement at the SEC's public reference room.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  Our filings and the registration statement can also be reviewed by accessing the SEC's website at http://www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with our unaudited consolidated audited financial statements and the related notes that appear elsewhere in this registration statement.  The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs.  Our actual results could differ materially from those discussed in the forward looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled "Risk Factors" beginning on page 4 of this prospectus

18.

Our consolidated audited financial statements are stated in United States Dollars and are prepared in accordance with United States generally accepted accounting principles.

Results of Operations

Three months Ended June 30, 2004 and June 30, 2003

Sales

Net sales in the second quarter of 2004 increased by 21% or $362,177, to $2,063,198 from $1,701,021 in the second quarter of 2003. This increase reflects realization of projects in our customer base as well as a general improvement in the telecommunications industry.

Cost of Goods Sold and Operating Expenses

Cost of goods sold during the second quarter of 2004 increased by 87%, or $857,044, to $1,846,469, from $989,425 in the second quarter of 2003.  As a percentage of revenue, cost of goods sold increased from the second quarter of 2003 to the second quarter of 2004, primarily due to production tooling and various ramp-up, expediting and additional costs associated with initiating volume manufacturing capabilities for a Chinese customer. Cost of goods sold includes stock-based compensation expense (recovery) of $8,201 in 2004 versus none in 2003.

The gross margin of $216,729, or 11% of net sales, for the second quarter of 2004 represented a decrease from a gross margin of $711,596, or 42% of net sales, in the second quarter of 2003.  This was primarily due to the production tooling and various ramp-up, expediting and additional period costs mentioned in the prior paragraph.

Research and development expenses in the second quarter of 2004 increased by 308%, or $298,735, to $395,732 from $96,997 in the second quarter of 2003.  Net of stock-based compensation, research and development expenses increased by $287,217.  This increase primarily reflects an increase in additional engineering personnel on staff.  Research and development expenses include stock-based compensation expense (recovery) of $14,769 in 2004 versus $3,251 in 2003.

There were no government grant expenses in the second quarter 2004, compared with ($98,069) for the same period in 2003. There were no receivables or expenses due to the Company under government sponsored programs in the second quarter 2004.

Royalty payments to government agencies due to repayable government grant obligations were $30,948 in the second quarter of 2004, compared with none for the same period in 2003. The increase was due to repayable government grants becoming due in the second quarter 2004.

Sales and marketing expenses in the second quarter of 2004 increased by 107%, or $73,973, to $142,857 from $68,884 in the second quarter of 2003.  Net of stock-based compensation, sales and marketing expenses increased by $54,346. The increase was primarily due to additional sales initiatives which include additional sales personnel on staff and increased travel expenses to visit new customers.  Sales and marketing expenses include stock-based compensation expense (recovery) of $21,862 in 2004 versus $2,235 in 2003.

Exchange (gain) loss in the second quarter of 2004 increased by $(47,191), to an exchange gain of $(15,682) from an exchange loss of 31,509 in the second quarter of 2003 due to fluctuations in the currency exchange rate between the U.S. and Canada.  Our company's revenues are received in U.S. dollars, while the majority of expenses are incurred in Canadian dollars.

Interest expense for the second quarter 2004 decreased by $66,461 to $3,699 from $70,160 in the second quarter 2003.  The decrease primarily reflects the conversion of debentures in the fourth quarter 2003.

General and administrative expenses in the second quarter of 2004 increased by 41%, or $116,676, to $403,136 from $286,460 in 2003.  Net of stock-based compensation, general and administrative  expenses decreased by $15,677. General and administrative expenses include stock-based compensation expense (recovery) of $138,413 in 2004 versus $6,060 for 2003.

There were no accretion of interest and debt settlement charges for the second quarter of 2004, compared to ($38,136) of charges for the same period in 2003.

 Loss in the second quarter of 2004 increased by $963,393, to $757,823, from earnings of $205,570 in the second quarter of 2003.  Net of stock-based compensation expense (recovery) of $183,245 in 2004 versus $11,546 in 2003, the loss for the 2004 period increased by $791,694. The increase was largely the result of lower gross margins due to the manufacturing ramp-up costs, the hiring of additional engineering personnel, and increased sales initiatives.

Six months Ended June 30, 2004 and June 30, 2003

Sales

Net sales in the first half of 2004 increased by 38% or $775,692, to $2,823,580 from $2,047,888 in the first half of 2003. This increase was due to the result of the realization of projects in our customer base and a general improvement in the telecommunications industry.

Cost of Goods Sold and Operating Expenses

Cost of goods sold during the first half of 2004 increased by 71%, or $969,067, to $2,339,811 from $1,370,744 in the first half of 2003.  As a percentage of revenue, cost of goods sold increased from the first half of 2003 to the first half of 2004, primarily due to production tooling and various ramp-up, expediting and additional costs associated with initiating volume manufacturing capabilities for a Chinese customer. Cost of goods sold includes stock-based compensation expense (recovery) of $9,120 in 2004 versus $nil in 2003.

The gross margin of $483,769, or 17% of net sales, for the first half of 2004 represented a decrease from a gross margin of $677,144, or 33% of net sales, for the first half of 2003.  This was primarily due to the production tooling and various ramp-up, expediting and additional period costs mentioned in the prior paragraph.

Research and development expenses in the first half of 2004 increased by 118%, or $351,184, to $648,105 from $296,921 in the first half of 2003.  Net of stock-based compensation, research and development expenses increased by $315,625.  This increase primarily reflects an increase in additional engineering personnel  Research and development expenses include stock-based compensation expense (recovery) of $21,573 in 2004 versus $(13,986) in 2003.

There were no government grant expenses for the first half of 2004, compared with ($171,442) for the same period in 2003. The were no receivables or expenses due to the Company under any government sponsored programs in the first half of 2004.

Royalty payments to government agencies due to repayable government grant obligations were $42,354 in the first half of 2004 compared with none for the same period in 2003. The increase was due to repayable government grants becoming due in the first half 2004.

Sales and marketing expenses in the first half of 2004 increased by 73%, or $116,961, to $277,264 from $160,303 in the first half of 2003.  Net of stock-based compensation, sales and marketing expenses increased by $51,944. The increase was primarily due to additional sales initiatives which include additional sales personnel on staff and increased travel expenses to visit new customers.  Sales and marketing expenses include stock-based compensation expense (recovery) of $47,446 in 2004 versus $(17,571) in 2003.

Exchange (gain) loss in the first half of 2004 increased by $(21,927), to an exchange gain of $(1,349) from an exchange loss of 20,578 in the first half of 2003 due to fluctuations in the currency exchange rate between the U.S. and Canada.  Our company's revenues are received in U.S. dollars, while the majority of expenses are incurred in Canadian dollars.

Interest expense for the first half of 2004 decreased by $67,384 to $17,796 from $85,180 in the first half of 2003.  The decrease primarily reflects the conversion of debentures in the fourth quarter 2003.

General and administrative expenses in the first half of 2004 increased by 99%, or $435,616, to $873,775 from $438,159 in 2003.  Net of stock-based compensation, general and administrative expenses increased by $13,507. General and administrative expenses include stock-based compensation expense (recovery) of $399,129 in 2004 versus $(22,980) for 2003.

Accretion of interest and debt settlement for the first half of 2004 were ($37,393) from ($67,197) for the same period in 2003.

Loss in the first half of 2004 increased by $1,204,941, to $1,420,725, from $215,784 in the first half of 2003.  Net of stock-based compensation expense (recovery) of $477,268 in 2004 versus $(54,537) in 2003, the loss for the 2004 period increased by $673,136. The increase was largely the result of lower gross margins due to the manufacturing ramp-up, additional engineering personnel on staff and increased sales initiatives.

Years Ended December 31, 2003 and 2002

Sales

Net sales in 2003 decreased by 21% or $616,843, to $2,375,128 from $2,991,971 in 2002.  The decrease was largely due to postponements in customer purchase decisions in the third and fourth quarters of 2003 .

Cost of Goods Sold and Operating Expenses

Cost of goods sold during 2003 decreased by 19%, or $462,162, to $2,035,334 from $2,497,496 in 2002.  Cost of goods sold for 2003 included a $382,039 write-down of inventory.  Net of the write-down of inventory, of 382,030, cost of goods sold for 2003 decreased by 34%, or $844,192, primarily as a result of various efficiencies we introduced.  Also, larger production runs gave us better purchasing power. Cost of goods sold includes stock-based compensation expense (recovery) of $682 in 2003 versus $(30,898) in 2002.

The gross margin of $339,794 or 14% of net sales for the year ended December 31, 2003 represented a decrease from a gross margin of $494,475 or 17% of net sales for the year ended December 31, 2002.  Net of the write-down of inventory, the gross margin for 2003 was $721,824 or 30% of net sales.   The increase was due to our cost cutting measures since the third quarter of 2002.  Over the long terms, we anticipate that we will increase our gross margin with increased sales and reduced overhead as a result of increased volumes and lower per unit costs associated with more standardized production of our amplifiers and increased sales volumes.

Research and development expenses for the year ended December 31, 2003 decreased by 38%, or $535,513, to $891,830 from $1,427,343 for the year ended December 31, 2002. Net of stock-based compensation, research and development expenses decreased by $683,192.   This decrease primarily reflects a reduction in the number of engineering personnel on staff during the year in 2003, as a number of the 2002 research and development initiatives progressed to production stage . Research and development expenses include stock-based compensation (recovery) expense of $30,932 in 2003 versus $(116,747) in 2002.

Sales and marketing expenses for the year ended December 31, 2003 decreased by 46%, or $251,949, to $301,222 from $553,171 for the year ended December 31, 2002. Net of stock-based compensation, sales and marketing expenses decreased by $348,442.  The decrease primarily reflects reduce advertising, promotional activities, tradeshow and travel expenses to visit new customers and distributors.  Sales and marketing expenses include stock-based compensation (recovery) expense of $7,172 in 2003 versus $(89,321) in 2002.

Depreciation and amortization for the year ended December 31, 2003 decreased by 33%, or $29,274, to $60,306 from $89,580 in 2002.  The return to lessors of certain leased equipment resulted in a lower asset balance to be depreciated.

Exchange (gain)loss for 2003 decreased by $26,159, to an exchange loss of $25,152 from an exchange loss of $51,311 for the year ended 2002 due to fluctuations in the currency exchange rate between the U.S. and Canada.  Our company's revenues are received in U.S. dollars, while the majority of expenses are incurred in Canadian dollars.

Interest expense for 2003 increased by $95,391, to $111,037 from $15,646 in 2002.  The increase was the result of interest on outstanding loans payable and convertible debenture issued in quarter 4 of Fiscal 2002.

General and administrative expenses for 2003 decreased by 15%, or $181,237, to $1,065,273 from $1,246,510 in 2002.  Net of stock-based compensation, general and administrative expenses decreased by $385,667.  The change was the net result of:

- An increase of $21,958 in corporate expenses due to additional investor relation services of approximately $65,000 offset by a reduction in professional service fees of approx. $43,000;

- an increase of $24,047 in facility expenses, and

- a decrease in other general and administrative expenses of 61% or $431,672 to $360,536 from $792,208 that largely resulted from a decline in the number of employees and a resulting decline in salaries and related expenses.

General and administrative expenses include stock-based compensation (recovery) expense of $98,393 in 2003 versus $(106,037) in 2002.

Other Income and Expenses

Accretion of interest and debt settlement for 2003 increased by $1,243,129, to $1,254,199 from $11,070 in 2002.  The balance relates to interest accreted on convertible debentures issued and expense related to the settlement of promissory notes.  In both cases shares and warrants were a part of the transaction and were recognized at their estimated fair value.  This results in the debentures and notes being initially recorded at discounted amounts and then amortized to their original face value over the year.

Other earnings in 2003 increased by 169%, or $67,125, to $106,837 from $39,712 in 2002. This 2002 balance resulted primarily from a $74,451 settlement of a government debt offset by a loss on disposal of fixed assets of approximately $35,000.  The 2003 balance is due to a settlement with the leasing company resulting from the return of certain leased equipment and a gain on the sale of securities held by the Company that had been written off to a value of $nil in previous years.

Liquidity and Capital Resources

Since our inception, we have been dependent on investment capital as our primary source of liquidity. We had an accumulated deficit at June 30, 2004 of $(19,923,805).  During the six months ended June 30, 2004, we incurred a net loss, including stock-based compensation expenses of $477,268, of $(1,420,725). During 2003, we incurred a net loss, inclusive of stock-based compensation expense, of $3,007,950.

During the three and six month periods ended June 30, 2004, our cash position decreased slightly. The primary use of cash was for our continued operations with an increase in accounts receivable reflecting our receipt of cash from certain shareholders exercising warrants to purchase shares of common stock of the Company. We currently are in various stages of discussion with our suppliers regarding extended payment terms for their respective outstanding June 30, 2004 accounts payable balances.

During the three and six months periods ended June 30, 2004, we had no material investing activities.

During the three month period ended June 30, 2004, we issued 5,847,326 shares of common stock upon exercise of warrants for cash proceeds of $837,487 and 144,917 shares of common stock upon exercise of options for cash proceeds of $22,832.

During the six month period ended June 30, 2004, we issued 113,405 shares of common stock in settlement of $27,262 of accounts payable; 11,879,476 shares of common stock upon exercise of warrants for cash proceeds of $1,440,702; 219,917 shares of common stock upon exercise of options for cash proceeds of $34,774; and 1,016,105 shares of common stock upon private placement for cash proceeds of $152,416.

In August 2004 the Company sold $1,250,000 principal amount of Secured Convertible Promissory Notes (“Notes”) and Warrants to purchase 3,125,000 shares of common stock at $0.20 per share (“Warrants”) to the following investors: Bridges & Pipes LLC, Bushido Capital Master Fund, L.P., DCOFI Master LDC, and William N. Weidman. The total offering price was $1,250,000. In connection with the financing, the Company paid a total of $125,000 in fees and $13,200 in expenses, including $110,000 in fees to Duncan Capital LLC (“Duncan”) but excluding fees of the Company's counsel. The Company also issued to Duncan warrants to purchase 625,000 shares of common stock at an exercise price of $0.20 and in the form of the Warrants sold to investors.  The Company granted to Duncan certain first refusal and other rights in respect of certain future transactions, and certain indemnification rights. The principal, interest and other amounts owing under the Notes are convertible into common stock at the option of the holders at $0.20 per share. The principal, interest and other amounts owing under the Notes  are secured by a first lien on all of the Company’s assets, and automatically convert into common stock at $0.20 per share, subject to volume limitations set forth in the Notes, if the closing price of the common stock during a period designated in the Notes is not less than $0.30 per share and a registration statement is then in effect with respect to the sale of the shares of common stock issuable on conversion. The Warrants are exercisable at $0.20 per share and expire on September 1, 2009. On notice by the Company the Warrants will expire earlier if the closing price of the common stock during a period designated in the Warrants is not less than $0.40 per share and a registration statement is in effect with respect to the sale of the shares of common stock issuable on exercise. The Warrants may be exercised on a cashless basis (i.e., by deducting from the number of shares otherwise issuable on exercise a number of shares that have a then market value equal to the exercise price) after August 30, 2005 so long as no registration statement is in effect with respect to the sale of shares issuable on exercise. The Company agreed not to pay dividends or materially change its line of business so long as the Notes are outstanding.

During 2003, the Company issued 3,681,605 shares of common stock in settlement of $442,338 of accounts payable,  11,794,782 shares of common stock upon exercise of warrants for cash proceeds of $889,869,  73,000 shares of common stock upon exercise of options for cash proceeds of $11,760, 10,372,673 shares of common stock upon conversion of convertible debentures for a value of $624,514 and 1,806,666 shares of common stock upon conversion of a promissory note for a value of $875,331 to Beth Medrash Govoha of Lakewood.  In addition, the Company issued in a private placement to Myer Bentob, a director of the Company, 833,333 shares of common stock for cash proceeds of $108,333.  Non-registered warrants were also issued, in conjunction with the private placement to Myer Bentob, to purchase 416,667, at US$0.26 per share.   The Company issued non-registered warrants to purchase 6,865,484 shares, at US$0.10 per share, to holders of Secured Convertible Notes who exercised previous warrants to purchase the same number of shares at an exercise price that was reduced to US$0.05 per share from CDN$0.15 per share. The Company also issued non-registered warrants to purchase 1,666,666 shares at US$0.10 per share to Beth Medrash Govoha of Lakewood, 100,000 shares at US$0.20 per share to Michael Mulshine, and 150,000 shares at US$0.25 per share to Michael Mulshine.  We also extended the expiry date of 2,317,857 warrants, which were issued on May 15, 2002, with an exercise price of CDN$0.35, from an expiry date of May 14, 2003 to May 14, 2004.   During the period, the Company agreed to amend the conversion price of all US$605,435 principal amount of convertible debentures from CDN$0.15 to US$0.06

Other than operating loan commitments and a commitment under existing leases for an aggregate of $386,000 through 2009, we have no material commitments, including capital commitments, outstanding at June 30, 2004.

Our capital requirements are difficult to plan in light of our current strategy to expand our customer base and to develop new products and technologies. Our operations to date have been primarily financed by sales of our equity securities. As of June 30, 2004, we had working capital of $223,356.

Our operations presently are generating negative cash flow, and we do not expect positive cash flow from operations in the near term.  Our ability to continue as a going concern is dependent upon obtaining further financing, successful and sufficient market acceptance of our current products and any new product offerings that we may introduce, the continuing successful development of our products and related technologies, and, finally, achieving a profitable level of operations.  The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders.  Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the annual consolidated financial statements for 2003, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern.  Our consolidated financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Inflation/Seasonal Aspects

We do not believe that inflation had a significant impact on our consolidated results of operations or financial condition.  There are no material seasonal aspects to the Company’s business.

Application of Critical Accounting Policies

Our consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States.  Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies.  We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

Our consolidated financial statements have been prepared on the going concern basis, which assumes the realization of assets and liquidation of liabilities in the normal course of operations. The continuation as a going concern for the foreseeable future is dependent upon the identification and successful completion of additional debt or equity financing or the generation of positive cash flows from operating activities. Our ability to raise financing is, in part, based on market conditions that are outside of our control. If we are not able to continue as a going concern, we would likely not be able to realize on our assets at values comparable to the carrying value or the fair value estimates reflected in the balances set out in the preparation of the consolidated financial statements. Based on the carrying value of assets at December 31, 2003, the inability to continue as a going concern would require liquidation of assets not in the normal course that would primarily impact inventory, equipment and goodwill's recoverable amounts.

Inventory is carried at the lower of cost, determined on an average cost method, and market.  Market is considered to be replacement cost for raw materials and net realizable value for work in progress and finished goods.  The cost of work in progress and finished goods includes the cost of raw material, direct labor, and an appropriate allocation of related overhead.  We provide an allowance that we consider to be reasonable for its non-moving or slow moving inventory items and for items with expected future realizable value lower than cost.  Changes in customer demands and requirements in the short term could reduce product demand and prices having a material impact on future realizable value of inventory.

Equipment is recorded at cost less accumulated depreciation.  We review these assets for impairments when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset.  As actual future net cash flows are uncertain, the estimation process requires us to make reasonable assumptions about future economic trends and events.  These trends and events are substantially outside of our control.  To the extent that the expected future cash flows generated by the asset are reduced, we may be required to record an impairment charge against the carrying value of the equipment.

Goodwill is the residual amount that results when the purchase price of an acquired business exceeds the sum of the amounts allocated to the identifiable assets acquired, less liabilities assumed, based on their fair values.  Goodwill is allocated as of the date of the business combination to our reporting units that are expected to benefit from the synergies of the business combination.  Goodwill is not amortized and is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the goodwill might be impaired.  The impairment test is carried out in two steps.  In the first step, the carrying amount of the reporting unit is compared with its fair value.  When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step of impairment test is unnecessary.  The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case the implied fair value of the reporting unit's goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any.  The implied fair value of the reporting unit's goodwill is determined in the same manner as the value of goodwill is determined in a business combination described in the preceding paragraph, using the fair value of the reporting unit as if it was the purchase price.  When the carrying amount of a reporting unit exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess and is presented as a separate line item in the earnings statement before extraordinary items and discontinued operations.  We consider ourselves to operate as a single reporting unit.  Fair value of the reporting unit is measured by reference to such factors as estimated future cash flows and the market value of our shares of common stock.  Changes in these factors could impact future impairment conclusions.

On an ongoing basis, we record our best estimate of our warranty obligations related to products sold.  A liability for estimated warranty expense is established by a charge against costs of goods sold at the time revenue is recognized as the products are sold.  These estimates are made after the consideration of contractual warranty obligations and historical experience.  The subsequent actual costs incurred for warranty claims serve to reduce the product warranty liability that we have estimated.  Unforeseen events, including increased technological difficulties with products, could occur that have not been anticipated in estimating the warranty provision.  Additional costs or estimates will be recognized as determinable.

We recognize revenue when criteria specified in generally accepted accounting principles have been met.  Specifically, revenue from products is recognized once a sale arrangement exists, delivery has occurred, the revenue is determinable and collectability is reasonably assured, which is upon the later of shipment or when title passes to the customer depending on the contractual terms.  We do not enter into sales arrangements having post contract customer support or rights of return.  We record deferred revenue when cash is received in advance of the revenue recognition criteria (discussed above) being met.  Although we have no current intention of doing so, changes in our business model could impact the timing of recognition in our consolidated financial statements.

DESCRIPTION OF PROPERTY

Our executive offices are located at 7438 Fraser Park Drive, Burnaby, British Columbia, V5J 5B9.  The offices are approximately 11,000 square feet in size and are leased on a six-year basis, expiring June 30, 2009, at a monthly rent of approximately $6,500 (CDN$8,500) excluding property taxes, maintenance and utilities.  Our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future.

In March, 2003, we opened a customer support office in China located in Shenzhen, China. We rent this office, which has approximately 500 square feet, on a month-to-month basis for $415 (CDN$600) plus operating expenses per month.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as disclosed below, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 5% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest.

Our board of directors agreed to advance $90,000 to John Robertson, the former president, Chief Executive Officer and a director of our company, to enable him to subscribe for 500,000 units in conjunction with the private placement completed on December 24, 2001.  The loan principal plus interest was due on December 24, 2003 and was secured by the units being issued.  On May 24, 2002, the units as well as all obligations under this loan were transferred to Mark Godsy, the former Chairman of our board of directors.  On August 20, 2002, Mark Godsy repaid and satisfied his obligations under the terms of the loan by repaying the $90,000 principal amount and exercising 500,000 warrants at an exercise price of $0.30 per share for total gross proceeds of $150,000.  For financial statement reporting purposes, this loan was recorded as a reduction in stockholders' equity until August 20, 2002, the repayment date.

In November 2002, Casey O’Byrne, who was then a director, through an affiliated corporation purchased CDN $100,000 principal amount of convertible debentures that were originally convertible at CDN $0.15, and warrants to purchase 666,667 shares at an original exercise price of CDN $0.15. The conversion price was subsequently reduced to US $0.06, and the warrant exercise price was reduced to US $0.05. Mr. O’Byrne subsequently converted all of these debentures and exercised all of these warrants, at which point we issued to him 666,667 replacement warrants at US $0.10.

Our director and corporate secretary, Andrew Chamberlain, is a partner in a law firm to which we paid $4,641 for legal services during the six-months ended June 30, 2004 and $6,521 during the six-months ended June 30, 2003.

In August 2003 we entered into a consulting agreement with Myer Bentob that expires on December 31, 2005. Under the agreement, Mr. Bentob agreed, among other things, to assist the Company’s sales and marketing efforts. The Company agreed to nominate him to be a director and Executive Vice Chairman, and to pay a fee to an entity controlled by Mr. Bentob equal to CDN $84,000 per year, plus commission at a maximum rate of 1.8% of amounts collected by the Company from specified clients. The agreement also contains a non-compete provision that continues for six months after termination, and confidentiality requirements. Mr. Bentob is a director and Executive Chairman of the Company.

In August 2003, the Company in a private placement issued to Mr. Bentob 833,333 shares of common stock for US $108,333, together with warrants to purchase 416,667 shares at US $0.26 per share. In March 2004, Mr. Bentob further subscribed for 1,016,105 shares of common stock for US$152,415.75 together with warrants to purchase 508,053 shares at US$0.30.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

In the United States, our common stock is traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol "UTYW."  Between February 6, 1999 and August 17, 2000, our common stock traded under the symbol "ZSON."  Before February 6, 1999, our common stock traded under the symbol "MMIM."  The following quotations obtained from Canada Stockwatch reflect the highs and low bids for our common stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

The high and low bid prices of our common stock for the periods indicated below are as follows:

OTC Bulletin Board (1)			TSX Venture Exchange (2) (CDN$)
Quarter Ended	High	Low	Quarter Ended	High	Low
September 30, 2004	$0.31	$0.16	September 30, 2004	-	-
June 30, 2004	$0.31	$0.29	June 30, 2004	-	-
March 31, 2004	$0.59	$0.54	March 31, 2004	-	-
December 31, 2003	$0.30	$0.16	December 31, 2003	-	-
September 30, 2003	$0.23	$0.10	September 30, 2003	-	-
June 30, 2003	$0.14	$0.05	June 30, 2003	$0.17	$0.06
March 31, 2003	$0.19	$0.09	March 31, 2003	$0.26	$0.11
December 31, 2002	$0.17	$0.07	December 31, 2002	$0.28	$0.11
September 30, 2002	$0.29	$0.14	September 30, 2002	$0.40	$0.21
June 30, 2002	$0.48	$0.20	June 30, 2002	$0.73	$0.35
March 31, 2002	$0.38	$0.16	March 31, 2002	$0.60	$0.27

(1)

Over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions.

(2)

Our common stock began trading on the TSX Venture Exchange (formerly the Canadian Venture Exchange) on December 24, 2001 and stopped trading on June 6, 2003 when the Corporation voluntarily de-listed from the exchange.

Computershare Trust Company of Canada, 4th Floor, 510 Burrard Street, Vancouver, British Columbia, V6C 3B9 (Telephone: (604) 661-9400; Facsimile: (604) 661-9401) is the registrar and transfer agent for our shares of common stock.

On September 30, 2004, the shareholders' list of our shares of common stock showed 160 registered shareholders and 77,163,852 shares outstanding.

We have not declared any dividends since incorporation and do not anticipate that we will do so in the foreseeable future.  Our intention is to retain future earnings for use in our operations and the expansion of our business. In any event, we have agreed not to pay dividends so long as any of our convertible notes issued in August 2004 are outstanding.

Equity Compensation Plan Information

Our current stock option plan was adopted by our directors on December 6, 1999 and was approved by our shareholders on July 5, 2000.  The following table provides a summary of the number of options granted under our stock option plan, the weighted average exercise price and the number of securities remaining available for issuance, all as at December 31, 2003.

Number of Shares of common stock to be issued upon exercise of outstanding options	Weighted-Average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
5,126,083	$0.19	7,589,707 (1)

(1)

On July 5, 2000, our stockholders approved a change in the maximum number of options issuable under the plan to 20% of the number of shares of common stock outstanding including shares of common stock issuable under the plan.  As at December 31, 2003, the maximum number was 12,715,790.  For further information on our stock option plan, refer to footnote 10 of the audited consolidated financial statements of the Company as  reported its annual report filed with the Securities and Exchange Commission.

EXECUTIVE COMPENSATION

During the year ended December 31, 2003, only Ilan Kenig served as an executive officer.  None of our other officers earned $100,000 or more in total salary and bonus during 2003, 2002 or 2001.

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation (1)
					Awards		Payouts
Name and Principal Position	Year	Salary (US$)	Bonus (US$)	Other Annual Compen- sation (US$) (1)	Securities Underlying Options/ SARs Granted	Restricted Shares or Restricted Share Units	LTIP Payouts (US$)	All Other Compen- sation
Ilan Kenig Chief Executive Officer (2)	2003 2002 2001	$72,000(2) $74,943(2) $6,500(2)	Nil Nil Nil	Nil Nil Nil	800,000(2) 575,000(2) 100,000(2)	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

(1)  The value of perquisites and other personal benefits, securities and property for Mr. Kenig that do not exceed the lesser of $50,000 or 10% of the total of the annual salary and bonus is not reported herein.

(2)  Mr. Kenig was appointed as our Chief Executive Officer on October 31, 2002 and as our President on April 1, 2002.  Mr. Kenig was appointed as VP Business Development in November, 2001.  Our company did not have a Chief Executive Officer between April 1, 2002 and October 30, 2002.

The following table sets forth for Ilan Kenig certain information concerning stock options granted to him during the year ended December 31, 2003.

OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

Name	Number of Securities Underlying Options/ SARs Granted (#)	% of Total Options/ SARs Granted to Employees in Fiscal Year(1)	Exercise Price ($/Share)	Expiration Date
Ilan Kenig Chief Executive Officer	800,000(2)	43%	$0.15	September 15, 2008

(1)  The denominator (of 1,865,000) was arrived at by calculating the net total number of new options awarded during the year.

 (2) Ilan Kenig received 400,000 options on September 15, 2003 exercisable at $0.15 per share and vest over two years or vest immediately based on achieving certain performance criteria.  Ilan Kenig also received 400,000 options on September 15, 2003 exercisable at $0.15 per share, vesting immediately.

The following table sets forth for Ilan Kenig certain information concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2003

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise (#)	Aggregate Value Realized	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable / Unexercisable		Value of Unexercised In-the -Money Options/SARs at FY- end ($) Exerciseable / Unexerciseable(1)
			Exerciseable	Unexerciseable	Exerciseable	Unexerciseable
Ilan Kenig	Nil	Nil	952,083	522,917	$36,750	$20,250

(1) The values for "in-the-money" options are calculated by determining the difference between the fair market value of the securities underlying the options as of December 31, 2003 ($0.19 per share on OTC Bulletin Board) and the exercise price of the individual's options.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

See “Certain Relationships and Related Transactions” for a services agreement dated August 7, 2003 between the Company and Mr. Bentob.

COMPENSATION OF DIRECTORS

Our directors receive $1,000 per board meeting and $500 per committee meeting.  Directors are entitled to reimbursement of expenses incurred in attending meetings.  In addition, our directors are entitled to participate in our stock option plan.  We have adopted a policy whereby members of our board of directors receive initial grants of options upon appointment as follows:

Chairman	200,000 options
Director (other than Chairman)	75,000 options
Compensation Committee	5,000 options
Audit Committee	5,000 options

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.

Consolidated Financial Statements

(Expressed in United States dollars)

UNITY  WIRELESS  CORPORATION

(Prepared in accordance with United States
generally accepted accounting principles)

Three and six months ended June 30, 2004 and 2003 (unaudited)

Year ended December 31, 2003

UNITY WIRELESS CORPORATION

Consolidated Balance Sheets

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

	June 30, 2004	December 31, 2003
	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$44,006	$58,057
Restricted cash	-	95,210
Accounts receivable (less allowance for doubtful accounts of $11,122 (December 31, 2003 - $11,503))	1,285,411	194,657
Inventory (note 3)	786,953	359,448
Prepaid expenses and deposits	44,779	50,134
	2,161,149	757,506

Equipment, net	208,813	155,364
Patents	2,836	4,254
Goodwill	741,596	741,596

	$3,114,394	$1,658,720

Liabilities and Stockholders' Equity
Current liabilities:
Bank indebtedness	$-	$112,561
Accounts payable and accrued liabilities (note 4)	1,728,379	957,221
Loans payable (note 5)	172,586	25,119
Product warranty (note 9(c))	36,828	38,084
	1,937,793	1,132,985

Stockholders' equity:
Common stock, $0.001 par value 150,000,000 authorized, 76,807,856 (2003 - 63,578,953) issued and outstanding	76,807	63,579
Additional paid-in capital	20,891,358	18,831,807
Accumulated deficit	(19,923,805)	(18,503,080)
Accumulated other comprehensive income:
Cumulative translation adjustments	132,241	133,429
	1,176,601	525,735

	$3,114,394	$1,658,720

Commitments (note 8)

Contingent liabilities (note 9)

See accompanying notes to consolidated financial statements

UNITY WIRELESS CORPORATION

Consolidated Statements of Operations and Deficit

(Unaudited)

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

	Three months ended		Six months ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003

Net sales	$ 2,063,198	$ 1,701,021	$ 2,823,580	$ 2,047,888
Cost of goods sold (3 month data includes stock-based compensation expense of $8,201 in 2004 and nil in 2003; 6 month data includes stock-based compensation expense of $9,120 in 2004 and nil in 2003; and excludes depreciation and amortization shown separately below)	1,846,469	989,425	2,339,811	1,370,744
	216,729	711,596	483,769	677,144

Expenses:
Research and development (3 month data includes stock-based compensation expense of $14,769 in 2004 and $3,251 in 2003; 6 month data includes stock-based compensation (recovery) of $21,573 in 2004 and $(13,986) in 2003)	395,732	96,997	648,105	296,921
Government grant (note 9(b)(ii))	-	(98,069)	-	(171,442)
Royalty payments for government grant (note 9(b) (ii))	30,948	-	42,354	-
Sales and marketing (3 month data includes stock-based compensation expense of $21,862 in 2004 and $2,235 in 2003; 6 month data includes stock-based compensation (recovery) of $47,446 in 2004 and $(17,571) in 2003)	142,857	68,884	277,264	160,303
Depreciation and amortization	14,216	13,253	26,562	31,392
Exchange (gain) loss	(15,682)	31,509	(1,349)	20,578
Interest expense	3,699	70,160	17,796	85,180
General and administrative (3 month data includes stock-based compensation expense of $138,413 in 2004 and $6,060 in 2003; 6 month data includes stock-based compensation (recovery) of $399,129 in 2004 and $(22,980) in 2003)	403,136	286,460	873,775	438,159
	974,906	469,194	1,884,507	861,091

Operating earnings (loss) for the period	(758,177)	242,402	(1,400,738)	(183,947)

Interest income	354	-	3,273	-

Accretion of interest and debt settlement	-	(38,136)	(37,393)	(67,197)

Other income	-	1,304	14,133	35,360

Earnings (loss) for the period	(757,823)	205,570	(1,420,725)	(215,784)

Deficit, beginning of period	(19,165,982)	(15,916,484)	(18,503,080)	(15,495,130)

Deficit, end of period	(19,923,805)	(15,710,914)	(19,923,805)	(15,710,914)

Basic income (loss) per common share (note 6(b)) Diluted income (loss) per common share	$ (0.01) (0.01)	$ 0.01 0.01	$ (0.02) (0.02)	$ (0.01) (0.01)

See accompanying notes to consolidated financial statements.

UNITY WIRELESS CORPORATION

Consolidated Statements of Cash Flows

(Unaudited)

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

	Three months ended		Six months ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003

Operations:
Earnings (loss) for the period	$ (757,823)	$ 205,571	$ (1,420,725)	$ (215,784)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of interest and debt settlement	-	38,136	37,393	67,197
Depreciation and amortization	14,216	13,253	26,562	31,392
Stock-based compensation	183,245	11,546	477,268	(54,537)
Changes in non-cash working capital relating to operations:
Accounts receivable	(699,969)	(392,173)	(1,112,775)	(261,140)
Government grant receivable	-	12,514	-	31,651
Inventory	(77,567)	(75,831)	(445,608)	(219,645)
Prepaid expenses	1,278	(5,155)	3,754	(7,433)
Accounts payable and accrued liabilities	603,198	134,766	816,406	176,297
	(733,422)	(57,373)	(1,617,725)	(452,002)

Investments:
Acquisition of equipment	(60,150)	-	(78,593)	-
Disposition of equipment	-	-	-	2,582
Restricted cash	96,298	535	93,379	5,608
	36,148	535	14,786	8,190

Financing:
Increase (decrease) in bank indebtedness	(95,747)	84,161	(110,397)	99,662
Loans payable	9,113	(28,232)	150,403	(90,874)
Cash proceeds on issuance of common shares	860,319	12,903	1,627,892	12,903
Share issue costs	(23,777)	(16)	(72,035)	(1,880)
	749,908	68,816	1,595,863	19,811

Effect of foreign exchange rate changes on cash and cash equivalents	(16,216)	(8,462)	(6,975)	92,138

Increase (decrease) in cash	36,418	3,516	(14,051)	(331,863)

Cash, beginning of period	7,588	439	58,057	335,818

Cash, End of period	$ 44,006	$ 3,955	$ 44,006	$ 3,955

Supplementary information (note 10)

See accompanying notes to consolidated financial statements.

UNITY WIRELESS CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Three and six months ended June 30, 2004 and 2003 (unaudited)

Year ended December 31, 2003

1.

Basis of presentation:

The accompanying interim unaudited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for a complete set of annual consolidated financial statements.  In the opinion of management, all adjustments (consisting solely of normally recurring accruals) considered necessary for a fair presentation have been included.  Operating results for the three and six month periods ending June 30, 2004 are not necessarily indicative of the results that may be expected for the year ended December 31, 2004 or for any other period.

For further information, refer to the consolidated financial statements and footnotes thereto included in Unity Wireless Corporation’s (the “Corporation”) annual report on Form 10-KSB for the year ended December 31, 2003.  Except as indicated in note 2(a), the accounting policies applied in the preparation of these interim consolidated financial statements are consistent with those applied in the consolidated financial statements filed with the Corporation’s annual report.

These financial statements have been prepared on the going concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the ordinary course of business.  Operations to date have been significantly financed by long-term debt and equity transactions.  At June 30, 2004, the Corporation requires additional financing to continue to operate at current levels throughout the year.  Accordingly, the Corporation’s future operations are dependent upon the identification and successful completion of additional long-term or permanent equity financing, the continued support of creditors and stockholders, and, ultimately, the achievement of profitable operations.  There can be no assurances that the Corporation will be successful.  If it is not, the Corporation will be required to reduce operations or liquidate assets.  The Corporation will continue to evaluate its projected expenditures relative to its available cash and to seek additional means of financing in order to satisfy its working capital and other cash requirements.  The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should the Corporation be unable to continue as a going concern.

2.

Significant accounting policies:

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America using the same accounting policies and methods of application as those disclosed in the Corporation’s financial statements for the year ended December 31, 2003, except for note 2(a):

UNITY WIRELESS CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Three and six months ended June 30, 2004 and 2003 (unaudited)

Year ended December 31, 2003

2.

Significant accounting policies (continued):

(a)

Stock-based compensation:

On January 1, 2004, the Corporation adopted FASB Statement No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, using the modified prospective method.  Under the modified prospective method of adoption selected by the Corporation, the employee stock-based compensation expense recognized in the three and six month periods ended June 30, 2004 are the same as that which would have been recognized for the current three and six month periods had the recognition provision of SFAS No. 123, Accounting for Stock-based Compensation, been applied from its original effective date.  Results for prior periods have not been restated.

Had compensation cost been retroactively determined based on the fair value at the grant dates for those options issued to employees and consultants, consistent with the method described in SFAS No. 123, the Corporation’s loss and loss per common share would have been increased to the pro forma amounts indicated below.

	Three months ended June 30, 2003	Six months ended June 30, 2003
	(unaudited)	(unaudited)

Earnings (loss) for the period, as reported	$ 205,570	$ (215,784)

Add: employee stock-based compensation recognized	-	-

Less: additional stock-based employee compensation expense determined under fair value based method for all awards	(208,331)	(247,455)

Proforma loss	$ (2,761)	$ (463,239)

1.

UNITY WIRELESS CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Three and six months ended June 30, 2004 and 2003 (unaudited)

Year ended December 31, 2003

2.

Significant accounting policies (continued):

(a) Stock-based compensation (continued):

	Three months ended June 30, 2003	Six months ended June 30, 2003
	(unaudited)	(unaudited)

Basic and diluted income (loss) per common share: As reported Basic Diluted	$ 0.01 0.01	$ (0.01) (0.01)

Pro forma Basic Diluted	$ 0.00 0.00	$ (0.01) (0.01)

The fair value of each option granted in 2004 and 2003 was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:  no dividend yield; volatility of 175% (2003 - 144%); risk-free interest rate of 3.25% (2003 – 3.25%) and an expected life of four years.

Stock option transactions for the respective periods and the number of stock options outstanding are summarized as follows:

		Outstanding options
	Shares available under options	Number of common shares issuable	Weighted average exercise price

Balance, December 31, 2003	7,589,707	5,126,083	0.19

Options granted	(2,020,000)	2,020,000	0.47
Options expired	272,000	(272,000)	0.38
Options exercised	-	(219,917)	0.16
Increase in reserved for issuance	2,865,698	-	-

Balance, June 30, 2004	8,707,405	6,654,166	$ 0.26

(b)

Comparative figures:

Certain comparative figures have been reclassified to conform to the presentation adopted in the current year.

1.

Inventory:

	June 30, 2004	December 31, 2003
	(Unaudited)

Raw materials	$699,898	$345,172
Finished goods	87,055	14,276

	$786,953	$359,448

2.

Accounts payable and accrued liabilities:

	June 30, 2004	December 31, 2003
	(Unaudited)

Trade accounts payable	$1,469,516	$788,298
Accrued liabilities	258,863	168,923

	$1,728,379	$957,221

5.

Loans payable:

	June 30, 2004	December 31, 2003
	(Unaudited)

Promissory notes	$172,586	$25,119

As at June 30, 2004, the Corporation was indebted to three parties for an aggregate of $172,586 cash by way of promissory notes at interest rates ranging from 0% to 12% per annum. The promissory notes are repayable on demand.

UNITY WIRELESS CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Three and six months ended June 30, 2004 and 2003 (unaudited)

Year ended December 31, 2003

6.

Common stock:

(a)

Issued and outstanding

During the six month period ended June 30, 2004, the Corporation issued 113,405 common shares in settlement of $27,262 of accounts payable, 11,879,476 common shares upon exercise of warrants for cash proceeds of $1,440,702, 219,917 common shares upon exercise of options for cash proceeds of $34,774, 1,016,105 common shares upon private placement for cash proceeds of $152,416.

(b)

Loss per share:

The following table sets forth the computation of basic and diluted loss per share:

	Three months ended		Six months ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Numerator:
Earnings/(loss) available to common stockholder – Basic	$ (757,823)	$ 205,570	$ (1,420,725)	$ (215,784)
Interest on convertible debt	-	53,274	-	-

Earnings/(loss) available to common stockholder – Diluted	$ (757,823)	$ 258,844	$ (1,420,725)	$ (215,784)

Denominator:
Weighted average number of shares outstanding – Basic	76,382,124	35,952,913	72,132,017	35,702,170
Incremental shares on debt conversion	-	10,092,367	-	-

Weighted average number of shares outstanding – Diluted	76,382,124	46,045,280	72,132,017	35,702,170

Basic income (loss) per common share	$ (0.01)	$ 0.01	$ (0.02)	$ (0.01)

Diluted income (loss) per common share	$ (0.01)	$ 0.01	$ (0.02)	$ (0.01)

For the three and six month periods ended June 30, 2004 and 2003, all of the Corporation’s common shares issuable upon the exercise of outstanding stock options and warrants were excluded from the determination of dilutive loss per share as their effect would be anti-dilutive.

UNITY WIRELESS CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Three and six months ended June 30, 2004 and 2003 (unaudited)

Year ended December 31, 2003

6.

Common stock (continued):

(c)

Warrants:

The following non-transferable share purchase warrants were outstanding at June 30, 2004:

Expiry date	Exercise price per share	Number of shares

July 15, 2005	$US 0.10	1,666,666
August 7, 2005	$US 0.26	416,667
October 1, 2007	$US 0.20	100,000
October 1, 2008	$US 0.25	150,000
January 15, 2006	$US 0.15	1,028,433
December 31, 2005	$US 0.30	508,053
March 31, 2006	$US 0.50	2,585,192

7.

Segmented information:

(a)

Segment information:

During the three and six month periods ended June 30, 2003 and 2002, the Corporation was operating only in the RF power amplifier segment.

(b)

Geographic information:

Substantially all assets and operations are in Canada.  A summary of sales by region of customer location is as follows ($000):

	Three months ended		Six months ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Korea	$ -	$ -	$ -	$ 93
China	1,633	520	1,833	518
Sweden	-	134	-	165
United States	367	907	895	1,113
Israel	33	29	36	38
Canada	30	111	60	115
Other	-	-	-	6

Total Sales	2,063	1,701	2,824	2,048

UNITY WIRELESS CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Three and six months ended June 30, 2004 and 2003 (unaudited)

Year ended December 31, 2003

7.

Segmented information (continued):

(c)

Major customers:

Sales to customers representing greater than 10% of total sales are as follows ($000):

	Six months ended
	June 30, 2004	June 30, 2003
	(unaudited)	(unaudited)

Customer A	$1,833	$452
Customer B	17	963
Customer C	486	58
Customer D	290	Nil

8.

Commitments:

The Corporation has the following future minimum lease commitments for premises and equipment:

2004	$37,000
2005	76,000
2006	78,000
2007	78,000
2008	78,000
Thereafter	39,000

$386,000

9.

Contingent liabilities:

(a)

The Corporation is currently a party to an action in the Supreme Court of British Columbia, Vancouver Registry, brought by an optionholder seeking a declaration that 500,000 options to purchase shares in the common stock of the Corporation held by it have a term of unlimited duration.

The Corporation provides for costs related to contingencies when a loss is probable and the amount is reasonably determinable.  It is the opinion of management, based in part on advice of legal counsel, that the ultimate resolution of this contingency, to the extent not previously provided for, will not have a material adverse effect on the financial condition of the Corporation.

UNITY WIRELESS CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Three and six months ended June 30, 2004 and 2003 (unaudited)

Year ended December 31, 2003

9.

Contingent liabilities (continued):

(b)

Contingent liability on sale of products:

(i)

Under a certain license agreement, the Corporation is committed to royalty payments based on the sales of products using certain technologies.  Royalties are paid at rates between 6% to 7% of sales of licensed products sold integrating the XNN Technology into various products to a minimum of $150,000 within twelve months subsequent to the first commercial sales of the integrated product.

(ii)

Under an agreement with the Government’s National Research Council Canada IRAP (“IRAP”) program, the Corporation received conditionally repayable government assistance amounting to $356,000 (CDN$483,491) to support the development of a multi-carrier linear power amplifier.  Under the terms of the agreement, an amount up to a maximum of $534,000 (CDN$725,236) is to be repaid at a rate of 1.5% of quarterly gross revenue commencing on September 1, 2003, on a quarterly basis.  For the six months ended June 30, 2004, the Corporation recorded $42,354 (CDN$56,696) as royalties and nil in 2003.

(iii)

Under an agreement with the Canada Israel Industrial Research & Development Foundation, the Corporation is eligible to receive conditionally repayable government assistance amounting to $256,744 (CDN$350,000) to support the development of a multi-carrier linear power amplifier.  To date, the Corporation claimed gross proceeds of nil in 2004 and $163,456 (CDN$233,333), in 2003, which have been recorded as government grant income.  Under the terms of the agreement, commencing with the first commercial transaction, the assistance is repayable to the extent of 2.5% of yearly gross sales until 100% of the grant has been repaid.

The Corporation recognizes royalty obligations as determinable in accordance with agreement terms.

UNITY WIRELESS CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Three and six months ended June 30, 2004 and 2003 (unaudited)

Year ended December 31, 2003

9.

Contingent liabilities (continued):

(c)

Product warranties:

The Corporation provides for estimated warranty costs at the time of product sale.  Warranty expense accruals are based on best estimate with reference to historical claims experience.  Since warranty estimates are based on forecasts, actual claim costs may differ from amounts provided.  An analysis of changes in liability for product warranties follows:

Balance, January 1, 2004	$38,084

Provision increase	4,309
Expenditures	(4,753)

Balance, March 31, 2004	$37,640

Provision increase	17,514
Expenditures	(18,326)

Balance, June 30, 2004 (unaudited)	$36,828

10.

Supplementary information:

	Three months ended		Six months ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Cash paid for:
Interest	$ 1,099	$ 2,044	$ 15,196	$ 3,694

Non-cash financing and investing activities:
Issuance of common shares in settlement of accounts payable	$ -	$ 152,174	$ 27,762	$ 212,553
Non-cash financing costs included in accrued liabilities	25,000	-	25,000	-

Consolidated Financial Statements

(Expressed in United States dollars)

UNITY  WIRELESS  CORPORATION

(Prepared in accordance with United States
generally accepted accounting principles)

Years ended December 31, 2003 and 2002

 REPORT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Directors
Unity Wireless Corporation

We have audited the accompanying consolidated balance sheets of Unity Wireless Corporation as at December 31, 2003 and 2002 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Corporation’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Unity Wireless Corporation as at December 31, 2003 and 2002 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Corporation will continue as a going concern.  As discussed in note 2 to the financial statements, the Corporation has incurred recurring losses from operations and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

KPMG LLP (signed)

Chartered Accountants

Vancouver, Canada

February 25, 2004

UNITY WIRELESS CORPORATION

Consolidated Balance Sheets

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Years ended December 31, 2003 and 2002

	2003	2002

Assets
Current assets:
Cash and cash equivalents	$58,057	$335,818
Restricted cash (note 6)	95,210	88,160
Accounts receivable (less allowance for doubtful accounts of $11,503 in 2003 and $33,059 in 2002)	194,657	231,505
Government grant receivable	-	29,197
Inventory (note 4)	359,448	461,385
Prepaid expenses and deposits	50,134	39,040
	757,506	1,185,105

Deferred financing cost	-	38,994
Equipment, net (note 5)	155,364	211,700
Patents	4,254	8,507
Goodwill	741,596	741,596

	$1,658,720	$2,185,902

Liabilities and Stockholders' Equity
Current liabilities:
Bank indebtedness (note 6)	$112,561	$101,411
Accounts payable and accrued liabilities (note 7)	957,221	1,244,377
Loans payable (note 9)	25,119	202,514
Product warranty (note 14(c))	38,084	31,720
	1,132,985	1,580,022

Convertible debenture (note 8)	-	137,247
	1,132,985	1,717,269
Stockholders' equity:
Common stock, $0.001 par value 100,000,000 authorized, 63,578,953 (2002 - 35,016,894) issued and outstanding	63,579	35,017
Additional paid-in capital	18,831,807	15,811,919
Accumulated deficit	(18,503,080)	(15,495,130)
Accumulated other comprehensive income:
Cumulative translation adjustments	133,429	116,827
	525,735	468,633

	$1,658,720	$2,185,902

Future operations (note 2)

Commitments (note 11)

Contingent liabilities (note 14)

Subsequent event (note 16)

See accompanying notes to consolidated financial statements.

Approved on behalf of the Board:

/s/ Ilan Kenig	Director	/s/ Ken Maddison	Director

UNITY WIRELESS CORPORATION

Consolidated Statements of Operations and Comprehensive Loss

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Years ended December 31, 2003 and 2002

	2003	2002

Net sales	$2,373,128	$2,991,971
Cost of goods sold (includes stock-based compensation of $682 in 2003 and ($30,898) in 2002 and excludes depreciation shown separately below)	2,035,334	2,497,496
	339,794	494,475

Expenses:
Research and development (includes stock-based compensation of $30,392 in 2003 and ($116,747) in 2002	891,830	1,427,343
Government grant (note 14)	(254,438)	(192,986)
Sales and marketing (includes stock-based compensation of $7,172 in 2003 and ($89,321) in 2002	301,222	553,171
Depreciation and amortization	60,306	89,580
Exchange loss	25,152	51,311
Interest expense	111,037	15,646
General and administrative (includes stock-based compensation of $98,393 in 2003 and ($106,037) in 2002	1,065,273	1,246,510
	2,200,382	3,190,575

Operating loss for the year	(1,860,588)	(2,696,100)

Interest earnings	-	2,617

Accretion of interest and debt settlement (notes 8 and 9)	(1,254,199)	(11,070)

Other earnings	106,837	39,712

Loss for the year	$(3,007,950)	$(2,664,841)

Comprehensive loss:
Loss for the year	$(3,007,950)	$(2,664,841)
Currency translation adjustment	16,602	(401)

Comprehensive loss	$(2,991,348)	$(2,665,242)

Basic and diluted loss per common share (note 10(a)):	$(0.07)	$(0.08)

See accompanying notes to consolidated financial statements.

UNITY WIRELESS CORPORATION

Consolidated Statements of Stockholders’ Equity

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

	Common Stock	Common stock issues and outstanding	Additional paid-in capital	Subscription receivable	Deferred stock compensation	Accumulated deficit	Accumulated other comprehensive (loss) income	Total stockholders' equity

Balance December 31, 2001	30,915,704	30,916	14,896,893	(90,600)	(199,198)	(12,830,289)	117,228	1,924,950

Issued on exercise of options and warrants	1,783,333	1,783	448,884	-	-	-	-	450,667
Issued pursuant to private placement	2,317,857	2,318	646,682	-	-	-	-	649,000
Share issue costs	-	-	(156,591)	-	-	-	-	(156,591)
Warrants issued as financing cost on private placement	-	-	38,994	-	-	-	-	38,994
Compensation expense of options and warrants	-	-	(343,003)	-	-	-	-	(343,003)
Beneficial conversion option on convertible debenture	-	-	479,258	-	-	-	-	479,258
Deferred stock compensation	-	-	(199,198)	-	199,198	-	-	-
Loss for the year	-	-	-	-	-	(2,664,841)	-	(2,664,841)
Currency translation adjustment	-	-	-	-	-	-	(401)	(401)
Comprehensive loss								(2,665,242)
Repayment of share subscription receivable	-	-	-	90,600	-	-	-	90,600

Balance December 31, 2002	35,016,894	$ 35,017	$ 15,811,919	$ -	$ -	$ (15,495,130)	$ 116,827	$ 468,633

Issued on exercise of options and warrants	11,867,782	11,868	889,761	-	-	-	-	901,629
Issued pursuant to private placement	833,333	833	107,500	-	-	-	-	108,333
Issued on settlement of accounts payable	3,681,605	3,682	438,656	-	-	-	-	442,338
Issued on conversion of convertible debenture	10,372,673	10,373	614,141	-	-	-	-	624,514
Issued on conversion of promissory note (note 9)	1,806,666	1,806	873,525	-	-	-	-	875,331
Compensation expense of options and warrants	-	-	137,179	-	-	-	-	137,179
Share issue costs	-	-	(40,874)	-	-		-	(40,874)
Loss for the year	-	-	-	-	-	(3,007,950)	-	(3,007,950)
Currency translation adjustment	-	-	-	-	-	-	16,602	16,602
Comprehensive loss	-	-	-	-	-	-		(2,991,348)

Balance December 31, 2003	63,578,953	$ 63,579	$ 18,831,807	$ -	$ -	$ (18,503,080)	$ 133,429	$ 525,735

See accompanying notes to consolidated financial statements.

UNITY WIRELESS CORPORATION

Consolidated Statements of Cash Flows

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Years ended December 31, 2003 and 2002

	2003	2002

Operations:
Loss for the year	$(3,007,950)	$(2,664,841)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion of interest and debt settlement	1,254,199	11,070
Depreciation and amortization	60,306	89,580
Forgiveness of debt	-	(74,451)
Forgiveness of lease obligation	-	(135,005)
Loss on disposal of assets	-	209,296
Stock-based compensation	137,179	(343,003)
Changes in non-cash working capital relating to operations:
Accounts receivable and government grant receivables	110,906	(29,502)
Inventory	182,272	58,131
Prepaid expenses	(3,056)	(397)
Accounts payable and accrued liabilities	(60,715)	585,794
Other receivable	-	18,241
	(1,326,859)	(2,275,087)

Investments:
Acquisition of equipment	(2,298)	(61,527)
Disposition of equipment	2,581	-
Acquisition of patents	-	(8,507)
Restricted cash (note 6)	9,968	(8,160)
	10,251	(78,194)

Financing:
Bank indebtedness	(8,618)	(137,256)
Loans payable	(95,913)	202,514
Repayment of capital lease obligation	-	(49,388)
Cash proceeds on issuance of convertible debenture	-	605,435
Repayment of share subscription receivable	-	90,600
Cash proceeds on issuance of common shares	108,333	1,099,667
Common shares issued upon warrants exercised	889,869	-
Common shares issued upon options exercised	11,760	-
Share issue costs	(1,880)	(156,591)
	903,551	1,654,981

Effect of foreign exchange rate changes on cash and cash equivalents	135,296	21,688

Decrease in cash and cash equivalents	(277,761)	(676,612)

Cash and cash equivalents, beginning of year	335,818	1,012,430

Cash and cash equivalents, end of year	$58,057	$335,818

Supplementary information (note 15)

See accompanying notes to consolidated financial statements.

UNITY WIRELESS CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Years Ended December 31, 2003 and 2002 (audited)

1.

Nature of business:

Unity Wireless Corporation (the “Corporation”) was incorporated in Delaware on October 1, 1998 under the name Sonic Systems Corporation (“Sonic Delaware”).  Sonic Delaware changed its name to Unity Wireless Corporation on July 17, 2000.  The Corporation is a designer, developer and manufacturer of wireless technologies and produces high power linear radio frequency (RF) amplifiers.  High power linear RF amplifiers are used in both mobile and fixed wireless voice, Internet and data base station and repeater networks and support Cellular, PCS (Personal Communications Services), Paging and WLL (Wireless Local Loop) frequencies.

2.

Future operations:

During the year, the Corporation incurred a loss, inclusive of stock-based compensation, of $3,007,950 (2002 - $2,664,841) and used cash in operations of $1,326,859 (2002 - $2,275,087).  In addition, at December 31, 2003, the Corporation has a working capital deficiency of $375,479.

The Corporation is investing in new technologies for medium and long-term strategic positioning.  A recent licensing agreement (note 14(b)(i)), and ongoing investigations of new technologies designed to increase the linearity and efficiency of RF amplifiers when designed into the Corporation’s products, is expected to provide a competitive edge in both pricing and performance.  The resulting products, planned for introduction starting in early 2004, will be sold to existing customers and are also expected to open new opportunities for the Corporation as it projects growth in the market for third generation digital wireless (“3G”) infill products (repeaters, micro-cells and smart antennas) in 2004.  The Corporation’s medium term strategy is to leverage this technology to increase sales and establish technical credibility in the 3G market over the next nine to eighteen months.

The Corporation’s 3G feedforward LPA, is also expected to allow the Corporation to market to new markets, in particular with base station manufacturers, in the medium to longer term.  The feedforward and other new technologies will target OEMs of cellular systems and will be design-in products.

These financial statements have been prepared on the going concern basis under which an entity is considered to be able to realize its assets and satisfy its liabilities in the ordinary course of business.  Operations to date have been primarily financed by long-term debt and equity transactions.  At December 31, 2003, the Corporation will require additional financing to continue to operate at current levels throughout 2004.  Accordingly, the Corporation’s future operations are dependent upon the identification and successful completion of additional long-term or permanent equity financing, the continued support of creditors and shareholders, and, ultimately, the achievement of profitable operations.  There can be no assurances that the Corporation will be successful.  If it is not, the Corporation will be required to reduce operations or liquidate assets.  The Corporation will continue to evaluate its projected expenditures relative to its available cash and to seek additional means of financing in order to satisfy its working capital and other cash requirements.  The consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should the Corporation be unable to continue as a going concern.

3.

Significant accounting policies:

(a)

Principles of consolidation:

The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary, Unity Wireless Systems Corp. (“Unity Systems”).  All significant intercompany accounts and transactions have been eliminated.

(b)

Use of estimates:

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, particularly the recoverability of inventory, equipment and goodwill, and liabilities (particularly product warranty) and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

(c)

Financial instruments:

At December 31, 2003, the Corporation has the following financial instruments: cash and cash equivalents (including restricted cash), accounts receivable, bank indebtedness, accounts payable and accrued liabilities, and loans payable.  The carrying value of these financial instruments is considered to approximate fair value based on their short-term nature.

The Corporation accounts for its derivative financial instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and for Hedging Activities”.  This statement requires the Corporation to recognize derivatives on its balance sheet at fair value.  The gains or losses resulting from changes in the fair value of derivative instruments will either be recognized in current earnings or in other comprehensive income, depending on the use of the derivative and whether the hedging instrument is effective or ineffective when hedging changes in fair value.  For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change of value.  The Corporation did not hold any derivative instruments and was not involved in any hedging activities at December 31, 2003.

(d)

Cash and cash equivalents:

Cash equivalents include short-term deposits, which are all highly liquid securities with a term to maturity of three months or less when acquired.  Short-term deposits are valued at cost.

(e)

Inventory:

Inventory is carried at the lower of cost, determined on an average cost method, and market.  Market is considered to be replacement cost for raw materials and net realizable value for finished goods.  The cost of finished goods includes the cost of raw material, direct labour, and an appropriate allocation of related overhead.

UNITY WIRELESS CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Years Ended December 31, 2003 and 2002 (audited)

3.

Significant accounting policies (continued):

(f)

Equipment:

Equipment is stated at cost.  Depreciation is computed on a declining balance basis over the estimated useful lives of the assets as follows:

Asset	Rate

Computer equipment and software	30%
Furniture and fixtures	20%
Production and R&D equipment	20%

Leasehold improvements are stated at cost and depreciated over the term of the lease on a straight-line basis.

(g)

Patents:

Consideration paid for acquiring patents is amortized on a straight-line basis over three years commencing with the date the patents are granted.

(h)

Goodwill:

Goodwill is the residual amount that results when the purchase price of an acquired business exceeds the sum of the amounts allocated to the identifiable assets acquired, less liabilities assumed, based on their fair values.  Goodwill is allocated as of the date of the business combination to the Corporation’s reporting units that are expected to benefit from the synergies of the business combination.

Goodwill is not amortized, but is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the goodwill might be impaired.  The impairment test is carried out in two steps.  In the first step, the carrying amount of the reporting unit is compared with its fair value.  When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step of impairment test is unnecessary.  The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case the implied fair value of the reporting unit’s goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any.  The implied fair value of the reporting unit’s goodwill is determined in the same manner as the value of goodwill is determined in a business combination described in the preceding paragraph, using the fair value of the reporting unit as if it was the purchase price.  When the carrying amount of a reporting unit exceeds the implied fair value of its goodwill, an impairment loss is recognized in an amount equal to the excess and is presented as a separate line item in the statement of operations before extraordinary items and discontinued operations.

UNITY WIRELESS CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Years Ended December 31, 2003 and 2002 (audited)

3.

Significant accounting policies (continued):

(i)

Impairment of long-lived assets:

Long-lived assets, such as equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future undiscounted net cash flows expected to be generated by the assets.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.  Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(j)

Income taxes:

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.  To the extent that it is not considered to be more likely than not that a deferred tax asset will be realized, a valuation allowance is provided.

(k)

Advertising costs:

Advertising costs are expensed as incurred.  The Corporation incurred advertising expenses of $nil in 2003 and $24,870 in 2002.

(l)

Foreign currency translation:

The Corporation’s functional or primary operating currency is the Canadian dollar while the reporting currency in the consolidated financial statements is the United States dollar.  The Corporation’s financial statements are prepared in Canadian dollars before translation to the US dollar reporting currency.  The Corporation translates transactions in currencies other than the Canadian dollar into Canadian dollar amounts at the exchange rate in effect on the transaction date.  Monetary assets and liabilities denominated in a currency other than the Canadian dollar are translated at the exchange rate in effect at the balance sheet date.  The resulting exchange gains and losses are recognized in earnings.

UNITY WIRELESS CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Years Ended December 31, 2003 and 2002 (audited)

3.

Significant accounting policies (continued):

(l)

Foreign currency translation (continued):

Amounts reported in Canadian dollars have been translated into US dollars as follows:  assets and liabilities are translated into US dollars at the rate of exchange in effect at the balance sheet date and revenue and expense items are translated at the average rates for the period.  Unrealized gains and losses resulting from the translation to the reporting currency are accumulated in cumulative translation adjustments, a separate component of stockholders’ equity.

(m)

Revenue recognition:

Revenue from products is recognized once a sale arrangement exists, delivery has occurred, the revenue is determinable and collectibility is reasonably assured, which is upon the later of shipment or when title passes to the customer depending on the contractual terms.  The Corporation does not enter into sales arrangements having post contract customer support or rights of return.  The Corporation records deferred revenue when cash is received in advance of the revenue recognition criteria being met.

(n)

Product warranty:

A liability for estimated warranty expense is established by a charge against cost of goods sold at the time revenue is recognized as products are sold.  The subsequent costs incurred for warranty claims serve to reduce the product warranty liability.  The actual warranty costs the Corporation will ultimately pay could differ materially from this estimate.

(o)

Research and development:

Research and development costs are expensed as incurred.

(p)

Stock option plan:

The Corporation applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations including FASB Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25”, to account for its employee plan stock option grants.  Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.  SFAS No. 123, “Accounting for Stock-Based Compensation”, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans.  As allowed by SFAS No. 123, the Corporation has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.  Stock compensation granted to non-employees is recognized at its fair value as the services are provided and the options are earned.

UNITY WIRELESS CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Years Ended December 31, 2003 and 2002 (audited)

3.

Significant accounting policies (continued):

(p)

Stock option plan (continued):

If the exercise price of fixed employee stock option award is reduced or if the exercise price is not fixed in the functional currency of the Corporation or in the currency the employee is paid, the award is accounted for as a variable award until the award is exercised, forfeited, or expires unexercised.  The Corporation measures variable plan stock compensation as the amount by which the quoted market value of the common shares of the Corporation’s stock at the reporting dates covered by the grant, exceeds the option price with changes in the market price included in the measurement of loss.

Had compensation cost been determined based on the fair value at the grant dates for those options issued to employees and consultants, consistent with the method described in SFAS No. 123, the Corporation’s loss and loss per common share would have been increased to the pro forma amounts indicated below.

	2003	2002

Loss for the year, as reported	$(3,007,950)	$(2,664,841)

Employee stock-based compensation expense recognized	75,113	-

Total stock-based employee compensation expense determined under fair value based method for all awards	(405,013)	(17,475)

Pro forma loss	$(3,337,850)	$(2,682,316)

Basic and diluted loss per common shares, net as reported	$(0.07)	$(0.08)
Pro forma	(0.08)	(0.08)

The fair value of each option granted in 2003 and 2002 was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:  no dividend yield; volatility of 159% (2002 - 148%) based on weekly stock price; risk-free interest rate of 3.25% (2002 – 3.25%) and an expected life of four years.

The weighted-average fair value of options granted during 2003 and 2002 was $0.15 and $0.16 respectively.

UNITY WIRELESS CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Years Ended December 31, 2003 and 2002 (audited)

3.

Significant accounting policies (continued):

(q)

Loss per common share:

The basic loss per share is computed by dividing the loss attributable to common stockholders by the weighted average number of common shares outstanding for that period.  Escrow shares with time-based vesting which are not contingently returnable are included in the basic loss per share computation.  Diluted loss per share is computed using the treasury stock method, giving effect to all dilutive potential common shares that were outstanding during the period except to the extent where anti-dilutive.

(r)

Government assistance:

Government assistance consists of government grants.  Government grants are received for specific research and development projects approved by the agency. The Corporation follows the cost reduction method of accounting for government assistance, whereby the benefit of the assistance is recognized as a reduction in the cost of the related asset or credited against the expenses incurred in the statement of operations, as determined by the terms and conditions of the agreement under which the assistance is provided to the Corporation and the nature of the costs incurred.  Government assistance is recognized when receipt of the assistance is reasonably assured.  Reasonable assurance is based on the Corporation’s past experience with claims and collections.  Certain government assistance has a contingent liability for repayment.  The liability to repay government assistance is recognized in the period in which conditions arise that will cause government assistance to be repayable.

(s)

Comprehensive loss:

Comprehensive loss measures all changes in stockholders' equity excluding capital transactions.  For the periods presented, other comprehensive loss comprises of only foreign currency translation.

(t)

Comparative figures:

Certain comparative figures have been reclassified to conform to the presentation adopted in the current year.

(u)

Recent pronouncements:

In May 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“FAS”) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“FAS No. 150”), which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.  FAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003.  The Corporation has adopted FAS No. 150, which had no effect on the consolidated financial statements.

UNITY WIRELESS CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Years Ended December 31, 2003 and 2002 (audited)

3.

Significant accounting policies (continued):

(u)

Recent pronouncements (continued):

In April 2003, the FASB issued FAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“FAS No. 149”), which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under FAS No. 133.  FAS No.149 is to be applied prospectively for certain contracts entered into or modified after June 30, 2003.  The Corporation has adopted FAS No. 149, which had no effect on the consolidated financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), which requires the consolidation of a variable interest entity by the primary beneficiary.  FIN 46 also requires additional disclosure by both the primary beneficiary and enterprises that hold a significant variable interest in a variable interest entity.  FIN 46 is applicable to variable interest entities created after January 31, 2003.  Entities created prior to February 1, 2003 must be consolidated effective December 31, 2003.  However, because the Corporation does not have any variable interest entities, there is no impact on the consolidated financial statements.

In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus regarding EITF Issue 00-21.  The consensus addresses not only when and how an arrangement involving multiple deliverables should be divided into separate elements of accounting, but also how the arrangement’s consideration should be allocated among separate units.  The pronouncement is effective for revenue arrangements entered into on or after July 1, 2003.  The Corporation has adopted EITF Issue 00-21, which had no effect on the consolidated financial statements.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”).  FIN 45 expands on previously issued accounting guidance and requires additional disclosure by a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of an obligation assumed by issuing a guarantee.  The provision for initial recognition and measurement of the liability is applied on a prospective basis to guarantees issued or modified after December 31, 2002.  The Corporation has adopted FIN 45, which had no effect on the consolidated financial statements.

UNITY WIRELESS CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Years Ended December 31, 2003 and 2002 (audited)

4.

Inventory:

	2003	2002

Raw materials	$345,172	$317,411
Finished goods	14,276	143,974

	$359.448	$461,385

During the year, the Corporation recorded a write-down of inventory of $382,030.  The write-down of inventory was due to management’s assessment of the net realizable value of current inventory balances.  The write-down has been included in cost of goods sold.

5.

Equipment:

Equipment consists of the following:

		2003		2002
	Cost	Accumulated depreciation	Cost	Accumulated depreciation

Computer equipment	$148,019	$101,653	$145,721	$81,782
Computer software	80,515	53,679	84,290	49,159
Furniture and fixtures	49,537	22,456	49,537	18,934
Leasehold improvements	31,926	18,719	31,926	10,184
Production and R&D equipment	99,405	57,531	99,405	39,120

	$409,402	$254,038	$410,879	$199,179

Net book value	$155,364		$211,700

6.

Bank indebtedness:

The Corporation has a $95,210 (CDN$125,000) operating line bearing interest at prime and secured by a $95,210 (CDN$125,000) guaranteed investment certificate and a general security interest in all the Corporation’s assets.

7.

Accounts payable and accrued liabilities:

	2003	2002

Trade accounts payable	$788,298	$1,016,759
Accrued liabilities	168,923	227,618

	$957,221	$1,244,377

UNITY WIRELESS CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Years Ended December 31, 2003 and 2002 (audited)

8.

Convertible debenture:

During November and December, 2002, the Corporation realized gross cash proceeds of $605,435 (CDN$956,323), from the issuance of 10% redeemable convertible notes of the Corporation plus 6,375,483 share purchase warrants on the completion of a private placement effected pursuant to Regulation D under the Securities Act of 1933.  The debenture was convertible at the option of the holder.  The agreements were signed on November 20, 2002 and December 20, 2002 and the notes were to mature on March 15, 2004.  Interest on these notes was payable when the notes were fully converted or redeemed.  At the option of the Corporation, the Corporation may make quarterly interest payments and redeem the notes in cash or in shares of the Corporation’s common stock.  The conversion price of the notes were $0.09 (CDN$0.15) per share and was subsequently repriced to $0.06 during 2003.

Each warrant entitled the holder to purchase one of the Corporation’s common shares and was exercisable at a price of $0.09 (CDN$0.15) on or before March 15, 2004, on which date the warrants will expire.  These warrants were subsequently repriced to $0.05 during 2003.

For accounting purposes, the Corporation calculated the fair value of warrants originally issued using the Black-Scholes option pricing model and the intrinsic value of the beneficial conversion feature which amounts aggregated $479,258.  These assigned values were recorded by a reduction to the amount as initially assigned to the notes and as additional paid-in capital.  The intrinsic value of the beneficial conversion option was the amount by which the fair value of the underlying common shares at the date of the agreement exceeded the value of shares issuable based on the carrying value of the debenture after reducing such carrying value for the fair value of the warrants.  The remaining balance of $126,177 was recorded as a liability.  The carrying value of the liability was being accreted to the redemption value of the notes over the period from November and December 20, 2002 to the initial maturity dates of March 15, 2004.

During the year ended December 31, 2003, accretion of $487,266 (2002 - $11,070) has been recorded as a charge to the statement of operations, and an increase in the carrying value of the liability.  Advisors to the private placement were entitled to a share commission of 10% on the face value of the notes. As of December 31, 2002, 553,215 shares were due to be issued to advisors as commission.  These share subscriptions were recorded as a deferred financing cost against additional paid-in capital.

In addition, all of the notes were converted into 10,372,673 common shares.  On conversion of these notes, the carrying value of the liability was reclassified to common stock and additional paid-in capital.

UNITY WIRELESS CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Years Ended December 31, 2003 and 2002 (audited)

9.

Loans payable:

	2003	2002

Promissory notes	$25,119	$202,514

As at December 31, 2003, the Corporation was indebted for $25,119 by way of a promissory note payable, at an interest rate of 9.5% per annum, repayable on demand.

During the year, the Corporation settled a promissory note of $100,000, plus accrued interest of $8,398, with the issuance of 1,806,666 common shares and 1,666,666 share purchase warrants.  Each share purchase warrant entitles the holder to purchase one common share for $0.10 per share.  Based on the fair value of the shares and warrants issued on the debt settlement, an expense of $766,933 was recognized.

10.

Common stock:

Authorized share capital:

100,000,000 common stock at par value of $0.001 per share

5,000,000 preferred stock at par value of $0.001 per share

(a)

Loss per share:

The following table sets forth the computation of basic and diluted loss per share:

	2003	2002

Numerator:
Loss for the period	$(3,007,950)	$(2,664,841)

Denominator:
Weighted average number of:
Common shares outstanding	42,650,874	33,269,173

Basic and diluted loss per common share	$(0,07)	$(0.08)

For the years ended December 31, 2003 and 2002, all of the Corporation’s common shares issuable upon the exercise of stock options and warrants were excluded from the determination of diluted loss per share as their effect would be anti-dilutive.

UNITY WIRELESS CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Years Ended December 31, 2003 and 2002 (audited)

10.

Common stock (continued):

(b)

Stock option plan:

During the year ended December 31, 1998, the Corporation established a stock option plan pursuant to which 3,000,000 common shares were reserved for issuance.  This plan was replaced on December 6, 1999, by a new stock option plan (“1999 Plan”) pursuant to which 5,000,000 common shares were reserved for issuance.  On July 5, 2000, the shareholders approved a change in the maximum number of options issuable under this plan to 20% of the number of common shares outstanding including shares of common stock previously issued under the plan.

Where options issued after January 18, 2001 have an exercise price in a currency that is not either the (a) functional currency of the corporation of (b) the currency in which the employee is paid, the options are to be accounted for as variable plan options and compensation expense will be recorded equal to changes in the market value of the underlying common shares at each reporting period.

The Corporation grants options in U.S. dollars when the functional currency of the Corporation and the currency in which employees are paid is the Canadian dollar.  Accordingly, these employee options are considered to be variable options.  In addition, compensation expense is recognized to the extent that options are granted having an exercise price less than the market price of the underlying share on the date of grant.

The Corporation grants options to non-employees.  For these non-employee options, compensation expense is recognized using the fair value-based method of accounting per SFAS No. 123.  The fair value of non-employee grants in 2003 and 2002 was calculated using the Block-Scholes option-pricing model with the following weighted-average assumptions: no dividend yield; volatility of 159% (2002 – 148%) based on weekly stock price; risk-free interest rate of 3.25% (2002 – 3.25%) and expected lives between 1 to 5 years.

Included in expenses for 2003 is total stock-based compensation (recovery) of $137,179 (2002 - $(343,003)).

UNITY WIRELESS CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Years Ended December 31, 2003 and 2002 (audited)

10.

Common stock (continued):

(b)

Stock option plan (continued):

Stock option transactions for the respective periods and the number of stock options outstanding are summarized as follows:

		Outstanding options
	Shares available to be granted under option	Number of common shares issuable	Weighted average exercise price

Balance, December 31, 2001	3,388,250	4,340,750	$ 0.20

Options granted	(2,150,000)	2,150,000	0.20
	-	(383,334)	0.17
Options expired	995,999	(995,999)	0.27
Increase in reserved for issuance	1,058,389	-	-

Balance, December 31, 2002	3,292,638	5,111,417	0.20

Options granted	(1,865,000)	1,865,000	0.15
Options expired	1,777,334	(1,777,334)	0.20
Options exercised	-	(73,000)	0.16
Increase in reserved for issuance	4,384,735	-	-

Balance, December 31, 2003	7,589,707	5,126,083	$ 0.19

The following table summarizes information about stock options under the plan outstanding at December 31, 2003:

Options Outstanding			Options Exercisable
Range of exercise prices	Number outstanding at December 31, 2003	Weighted average remaining contractual life (yrs)	Weighted average exercise price	Number outstanding at December 31, 2003	Weighted average exercise price

$0.11 - 0.19	4,199,083	3.64	$0.15	2,304,536	$0.15
$0.23 - 0.30	320,000	3.36	$0.26	174,583	$0.25
$0.31 - 0.38	607,000	2.40	$0.36	496,666	$0.37

	5,126,083	3.48	$0.19	2,975,785	$0.20

UNITY WIRELESS CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Years Ended December 31, 2003 and 2002 (audited)

10.

Common stock (continued):

(d)

Stock option plan (continued):

Stock options become exercisable at dates determined by the Board of Directors at the time of granting the option.

Stock options have initial terms of five years.

(e)

Warrants:

The following non-transferable share purchase warrants were outstanding at December 31, 2003:

Expiry date	Exercise price per share	Number of shares

May 14, 2004	$CDN 0.35	505,384
July 15, 2005	$US 0.10	8,532,150
August 7, 2005	$US 0.26	416,667
October 1, 2007	$US 0.20	100,000
October 1, 2008	$US 0.25	150,000

11.

Commitments:

The Corporation has the following future minimum lease commitments for premises and equipment:

2004	$73,000
2005	79,000
2006	81,000
2007	81,000
2008	81,000
Thereafter	40,000

$435,000

In 2003, rent expense was $119,132 (2002 - $81,848).

UNITY WIRELESS CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Years Ended December 31, 2003 and 2002 (audited)

12.

Income taxes:

At December 31, 2003, the Corporation has US tax net operating losses approximating $2,300,000 which will begin to expire in 2018.

The Corporation has Canadian tax net operating losses of approximately $11,182,000 which expire as follows:

2004	$1,556,000
2005	175,000
2006	1,465,000
2007	3,059,000
2008	1,141,000
2009	2,651,000
2010	1,135,000

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  The Corporation has recognized a valuation allowance equal to the deferred tax assets due to the uncertainty of realizing the benefits of the assets.

Significant components of the Corporation’s deferred tax assets as of December 31 are as follows:

	2003	2002

Deferred tax assets:
Net operating loss carry forwards	$4,587,973	$4,309,257
Depreciation/amortization	337,944	266,232
Other	338,439	331,596

Total deferred tax assets	5,264,356	4,907,085
Valuation allowance	(5,264,356)	(4,907,085)

Net deferred taxes	$-	$-

UNITY WIRELESS CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Years Ended December 31, 2003 and 2002 (audited)

13.

Segmented information:

(a)

Segment information:

During 2003 and 2002, the Corporation was operating only in the RF power amplifier segment.

(b)

Geographic information:

Substantially all assets and operations are in Canada.  A summary of sales by region of customer location is as follows ($000):

	2003	2002

Korea	$93	$1,340
China	518	756
Sweden	164	88
United States	1,263	774
Israel	113	34
Canada	217	-
Other	7	-

Total sales	$2,375	$2,992

 (c)

Major customers:

Sales to customers representing greater than 10% of total sales are as follows ($000):

	2003	2002

Customer A	$452	$394
Customer B	1,022	Less than 10%
Customer C	Less than 10%	649
Customer D	-	515
Customer E	-	404
Customer F	-	406

UNITY WIRELESS CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Years Ended December 31, 2003 and 2002 (audited)

14.

Contingent liabilities:

(a)

The Corporation is currently a party to an action in the Supreme Court of British Columbia, Vancouver Registry, brought by an option holder seeking a declaration that 500,000 options to purchase shares in the common stock of the Corporation held by it have a term of unlimited duration.

The Corporation provides for costs related to contingencies when a loss is probable and the amount is reasonably determinable.  It is the opinion of management, based in part on advice of legal counsel, that the ultimate resolution of this contingency, to the extent not previously provided for, will not have a material adverse effect on the financial condition of the Corporation.

(b)

Contingent liability on sale of products:

(i)

Under a license agreement, the Corporation is committed to royalty payments based on the sales of products using certain technologies.  Royalties are paid between 6% to 7% of sales of licensed products sold integrating the XNN Technology into various products to a minimum of $150,000 within twelve months subsequent to the first commercial sales of the integrated product.  No such sales have occurred to December 31, 2003.  The Corporation recognizes royalty obligations as determinable in accordance with agreement terms.

(ii)

Under an agreement with the Government’s National Research Council Canada IRAP (“IRAP”) program, the Corporation is eligible to receive conditionally repayable government assistance amounting to $368,275 (CDN$483,491) to support the development of a multi-carrier linear power amplifier.  During 2003 the Corporation claimed gross proceeds of $90,982 (CDN$132,295), which have been recorded in the consolidated statement of operations as government grant income as a reduction of expenses incurred.  Under the terms of the agreement, an amount up to a maximum of $552,412 (CDN$725,236) is to be repaid at a rate of 1.5% of quarterly gross revenue commencing on September 1, 2003, on a quarterly basis.

(iii)

Under an agreement with the Canada Israel Industrial Research & Development Foundation, the Corporation is eligible to receive conditionally repayable government assistance amounting to $266,595 (CDN$350,000) to support the development of a multi-carrier linear power amplifier.  During 2003 the Corporation claimed gross proceeds of $163,456 (CDN$233,333), which have been recorded in the consolidated statement of operations as government grant income as a reduction of expenses incurred.  Under the terms of the agreement, commencing with the first commercial transaction, 2.5% of yearly gross sales shall be paid until 100% of the grant has been repaid.

UNITY WIRELESS CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Years Ended December 31, 2003 and 2002 (audited)

14.

Contingent liabilities (continued):

(c)

Product warranty:

The Corporation provides for estimated warranty costs at the time of product sale.  Warranty expense accruals are based on best estimate with reference to historical claims experience.  Since warranty estimates are based on forecasts, actual claim costs may differ from amounts provided.  An analysis of changes in liability for product warranties follows:

	2003	2002

Balance, beginning of year	$31,720	$31.500
Provision increase	21,316	20,276
Expenditures	(14,952)	(20,056)

Balance, end of year	$38,084	$31,720

15.

Supplementary information:

(a)

Cash flow information:

	2003	2002

Cash paid for:
Interest	$12,156	$26,716
Non-cash financing and investing activities:
Issuance of common shares in settlement of accounts payable	442,338	-
Issuance of common shares on conversion of convertible debenture	624,514	-
Issuance of common shares and warrants on settlement of promissory note (note 9)	108,398	-
Warrants issued as financing cost on private placement	(38,994)	38,994
Note payable on reclassification of accounts payable	-	106,559
Purchase of equipment funded by obligation under capital lease	-	164,117

UNITY WIRELESS CORPORATION

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States generally accepted accounting principles)

Years Ended December 31, 2003 and 2002 (audited)

15.

Supplementary information (continued):

(b)

Allowance for doubtful accounts:

	2003	2002

Balance, beginning of year	$33,059	$55,873
Bad debt expense	-	15,253
Recoveries and other adjustments	(21,556)	(38,067)

Balance, end of year	$11,503	$33,059

16.

Subsequent event:

Subsequent to December 31, 2003, 6,032,150 shares of common stock were issued for cash proceeds of $603,215 on the exercise of warrants.  An additional 6,032,150 warrants were issued to the holders, exercisable at $0.15 per share.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our by-laws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the Delaware Business Corporation Act, against all expenses and liabilities reasonably incurred in connection with services for or on behalf of our company.  To the extent that indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of our company, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder.  No expenses shall be borne by the selling stockholder.  All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$295.77
Printing and engraving expenses	$0
Accounting fees and expenses	$4,000(1)
Legal fees and expenses	$10,000(1)
Transfer agent and registrar fees	$1,000(1)
Fees and expenses for qualification under state securities laws	$0
Miscellaneous	$ 1,000(1)
Total	$16,295.77

(1) We have estimated these amounts

RECENT SALES OF UNREGISTERED SECURITIES

In January 2001, we issued 100,000 warrants to each of Mueller & Company, Inc. and Ideas Inc. at an exercise price of $0.38, which expire on March 31, 2005.  In April 2001, we issued 150,000 warrants to each of Mueller & Company, Inc. and Ideas Inc. at an exercise price of $0.29, which expire on March 31, 2005.  On December 15, 2001, the consulting arrangement with Ideas Inc. was terminated and the 250,000 warrants issued to Ideas Inc. expired on December 14, 2002.

On December 24, 2001, we completed a private offering of 5,147,551 units to a group of private investors at $0.18 per unit in reliance upon Regulation D and Regulation S of the Securities Act of 1933.  Each unit consisted of one share of common stock and one warrant exercisable to acquire one additional common share at $0.30 per share until December 25, 2003.  The Company subsequently registered the resale of these shares and shares issuable or issued on exercise of the warrants.

On May 14, 2002, we completed a private offering of 2,317,857 units to a group of private investors at $0.28 per unit in reliance upon Regulation D and Regulation S of the Securities Act of 1933.  Each unit consisted of one share of our common stock and one warrant exercisable to acquire one additional common share at $0.35 per share until May 14, 2003.  The Company subsequently registered the resale of these shares and shares issuable or issued on exercise of the warrants.

On July 2, 2002, certain stockholders of our company exercised share purchase warrants issued pursuant to the December 24, 2001 private placement.  A total of 899,999 warrants were exercised at $0.30 per share for total gross proceeds of $270,000.  As a result of the exercise of the warrants, we issued a total of 899,999 shares of our common stock in reliance upon Regulation D and Regulation S of the Securities Act of 1933.  The Company subsequently registered the resale of the shares issuable or issued on exercise of the warrants.

On August 20, 2002, a stockholder of our company exercised share purchase warrants issued pursuant to the December 24, 2001 private placement.  A total of 500,000 warrants were exercised at $0.30 per share for total gross proceeds of $115,000.  As a result of the exercise of the warrants, we issued a total of 500,000 shares of our common stock in reliance upon Regulation D and Regulation S of the Securities Act of 1933.  The Company subsequently registered the resale of the shares issuable or issued on exercise of the warrants.

On November 20, 2002, we issued an aggregate of $524,359 (CDN$813,385) secured convertible notes to five investors, together with warrants to purchase 5,532,150 shares.  On December 20, 2002, we issued an aggregate of $92,146 (CDN$142,937.50) secured convertible notes to six investors, together with warrants to purchase 843,333 shares.  We issued the notes and warrants relying on Rule 506 of Regulation D, Section 4(6) and/or Section 4(2) under the Securities Act of 1933.  The Company subsequently registered the shares issued or issuable under these instruments.

On January 31, 2003, we issued 553,215 shares to Mueller & Company, Inc. These shares were issued in reliance on Rule 506 of Regulation D of the Securities Act of 1933 and subsequently registered.

During the year ended December 31, 2003, the Corporation issued 2,347,672 shares of common stock in settlement of $345,413 of trade accounts payable, and 1,806,666 shares of common stock upon settlement of a promissory note with a value of $875,331 to Beth Medrash Govoha of Lakewood.  In addition, the Corporation issued in a private placement to Myer Bentob, a director of the Company, 833,333 shares of common stock for cash proceeds of $108,333.  Non-registered warrants were also issued, in conjunction with the private placement to Myer Bentob, to purchase 416,667, at US$0.26 (CDN$0.36) per share.   The Company issued non-registered warrants to purchase 6,865,484 shares, at US$0.10 per share, to holders of Secured Convertible Notes who exercised previous warrants to purchase the same number of shares at an exercise price that was reduced to US$0.05 per share from CDN$0.15 per share. The Company also issued non-registered warrants to purchase 1,666,666 shares at US$0.10 per share to Beth Med rash Govoha of Lakewood, 100,000 shares at US$0.20 per share to Michael Mulshine, and 150,000 shares at US$0.25 per share to Michael Mulshine.   The Company also issued an additional 3,997,190 shares to holders of Secured Convertible Notes as a result of the reduction in conversion price from CDN$0.15 per share to US$0.06 per share. We issued these securities in reliance on Rule 506 of Regulation D, Section 4(6) and/or Section 4(2) under the Securities Act of 1933.

During the three month period ended June 30, 2004, we issued 5,847,326 shares of common stock upon exercise of warrants for cash proceeds of $837,487 and 144,917 shares of common stock upon exercise of options for cash proceeds of $22,832.

During the six month period ended June 30, 2004, we issued 113,405 shares of common stock in settlement of $27,262 of accounts payable, 11,879,476 shares of common stock upon exercise of warrants for cash proceeds of $1,440,702, 219,917 shares of common stock upon exercise of options for cash proceeds of $34,774, 1,016,105 shares of common stock upon private placement for cash proceeds of $152,416.

In August 2004 we privately placed $1,250,000 principal amount of Secured Convertible Promissory Notes (“Notes”) and Warrants to purchase 3,125,000 shares of common stock at $0.20 per share (“Warrants”) as described under “Liquidity and Capital Resources.” Also in August 2004, we amended a 12% $100,000 demand promissory note held by Keren MYCB Elias Foundation (i) to provide for a maturity date of December 31, 2004, (ii) to permit conversion of the note by the holder into 555,555 shares of common stock, (iii) to permit us to pay interest in shares of registered common stock. As part of this transaction, we granted to Keren MYCB Elias Foundation a warrant to purchase 555,555 shares of common stock for $0.23 expiring August 31, 2006.

In October 2004 we issued 101,228 shares of common stock to John Douglas Shields Law Corporation in payment for $16,196 in services. We issued a total of 1,125,000 non-registered two-year warrants with an exercise price of $0.20 (new warrants) as follows. We issued 833,333 new warrants to holders who exercised 1,666,666 previous two-year warrants at their initial exercise price of $0.10 per share; 166,667 new warrants to holders who exercised 333,334 two-year warrants at their initial exercise price of $0.15 per share; and 125,000 new warrants to holders who exercised 250,000 two-year warrants at an exercise price that was reduced to $0.10 per share from their initial exercise price of $0.15 per share. We also issued non-registered 5-year warrants to purchase 150,000 shares of common stock at $0.20 to Osprey Partners in connection with the extension of a consulting agreement between us and Osprey Partners.

We relied on Rule 506 of Regulation D, Section 4(6) and/or Section 4(2) under the Securities Act of 1933 for the mentioned issuances of securities in 2004.

EXHIBITS

The following Exhibits are filed with this Prospectus:

(a) Exhibits Required by Item 601 of Regulation S-B

Exhibit
Number

Description

3.1*

Amended and Restated Certificate of Incorporation of Unity Wireless Corporation (1)

3.2*

Amended and Restated Bylaws of Unity Wireless Corporation (2)

3.3*

Certificate of Amendment dated August 5, 2004 to the Amended and Restated Certificate of Incorporation (2.5)

4.1*

Consulting agreement among Mueller & Company, Inc., Ideas, Inc., Mark Mueller, Aaron Fertig and Unity Wireless Corporation dated January 1, 2001 (3)

4.2*

Consulting agreement amendment among Mueller & company, Inc. and Unity Wireless Corporation dated November 15, 2001 (3)

4.3*

1999 Stock Option Plan, as amended (3)

4.4*

Recommended Stock Option Grant Policy for our company (3)

4.5*

Consulting agreement among Myer Bentob and Unity Wireless Corporation dated August 7, 2003 (12)

4.6*

Form of Secured Convertible Note issued by Unity Wireless Corporation and Unity Wireless Systems Corporation in the aggregate principle amount of $956,322.50 (8)

4.7*

Form of Addendum to Secured Convertible Note between Unity Wireless Corporation, Unity Wireless Systems Corporation and each of the following: (9)

S. Heiman
Casey J. O'Byrne Professional Corporation
Moshe Rosner
Jeffrey Rubin
William N. Weidman
Chancellor Apartments LLC
Gabrielle Chaput
Desmonde Farruga
Shalom Torah Centers
Sid M. Tarrabain Professional Corporation
Mokhlis Y. Zaki

4.8*

Form of warrants issued in June and July 2003 to holders of Secured Convertible Notes for an aggregate of 6,865,484 shares. (10)

4.9*

Form of subscription agreement for shares of common stock and warrants issued to Myer Bentob, in a private placement, for an aggregate of 833,333 shares and 416,667 warrants.(11)

4.10*

Form of warrants issued to Myer Bentob, in a private placement, for an aggregate of 416,667 shares. (11)

4.11*

Form of warrants issued to Michael Mulshine for an aggregate of 100,000 shares (12)

4.12*

Form of warrants issued to Michael Mulshine for an aggregate of 150,000 shares (12)

4.13*

Form of agreement with Beth Medrash Govoha of Lakewood to convert promissory note into 1,806,666 shares and 1,666,666 warrants (12)

4.14*

Form of warrants issued in January 2004 to previous holders of warrants issued in conjunction with Secured Convertible Notes for an aggregate of 6,032,150 shares (12)

4.15*

Form of warrants issued in April 2004 to previous holders of warrants issued (12)

4.16*

Form of Convertible Note and Purchase Agreement (13)

4.17*

Form of Secured Convertible Promissory Note (13)

4.18*

Form of Warrant (13)

4.19*

Form of Security Agreement (13)

4.20*

Financial Advisory /Investment Banking Agreement with Duncan Capital LLC, as amended (13)

4.21***

Form of Amended Note Agreement and Form of warrants issued to Keren MYCB Elias Foundation in August 2004

4.22***

Form of warrants issued in October 2004 to previous holders of warrants

4.23***

Form of warrants issued in October 2004 to Osprey Partners

5.1***    Opinion of Oscar D. Folger Law Offices

10.1*

Asset Purchase Agreement dated October 6, 2000 among Unity Wireless Systems Corporation, a British Columbia, Canada, corporation, 568608 B.C. Ltd., a British Columbia, Canada corporation, Traffic Systems, L.L.C., an Arizona limited liability company, Traffic Safety Products, Inc., an Arizona corporation and James L. Hill (4)

10.2*

Intellectual Property License Agreement, dated October 6, 2000, between Unity Systems Corporation, as licensor, and Traffic Systems, LLC, as licensee (4)

10.3*

Share Purchase Agreement, dated November 16, 2000 among John Robertson, Mirza Kassam, Chris Neumann, Robert Fetherstonhaugh, Unity Wireless Corporation, Stirling Mercantile Corporation, Peter A. Scott Consulting Ltd., W. Hugh Notman (5)

10.4*

Asset Purchase Agreement, dated for reference December 30, 2000, among Unity Wireless Integration Corporation as vendor, Lyma Sales & Management Corp. as purchaser and Unity Wireless Corporation (6)

10.5*

Agreement to Redeem Membership Interest, Transfer Intellectual Property and Amend Asset Purchase Agreement, effective April 9, 2001, by and among Traffic Systems, L.L.C., Unity Wireless Systems Corporation, Traffic Safety Products, Inc. and Jim Hill (7)

10.6*

Form of Private Placement Purchase Agreement, dated November 20, 2002, among Unity Wireless Corporation, Unity Wireless Systems Corporation, and each person or entity listed in 10.11 below. (8)

10.7*

General Security Agreement, dated for reference November 20, 2002, between each of the Investors listed in Schedule 1 to the Agreement, Unity Wireless Systems Corporation and Jeffrey Rubin, as Agent. (8)

10.8*

General Security Agreement, dated for reference, November 20, 2002, between each of the Investors listed in Schedule 1 to the Agreement, Unity Wireless Corporation and Jeffrey Rubin, as Agent.

10.9*

Licence Agreement, dated April 23, 2002, between Unity Wireless Corporation and Paragon Communications. (8)

10.10*

Agreement, dated July 19, 2002, between Unity Wireless Corporation and Dekolink Wireless Ltd. (8)

10.11*

Manufacturing Agreement, dated July 10, 2002, between Unity Wireless Systems Corporation and Netro Corporation. (8)

10.12*

Strategic Supply Agreement, dated June 19, 2002, between Unity Wireless Systems Corporation and Avtec, AB. (8)

10.13*

Investor Relations Agreement, dated April 10, 2002, between Unity Wireless Corporation and Osprey Partners. (8)

10.14*

Amendment to Investor Relations Agreement, dated September 20, 2002, between Unity Wireless Corporation and Osprey Partners. (8)

21.1

Subsidiaries of our company:

Unity Wireless Systems Corporation (British Columbia)
321373 B.C. Ltd. (British Columbia)

23.1**

Consent of KPMG LLP

23.2***  Consent of  Oscar D. Folger Law Offices (included  in Exhibit 5.1)

*

Previously filed

**

Filed herewith

***

To be filed by amendment

(1)

Incorporated by reference to the company's Form SB-2 filed with the Securities and Exchange Commission on October 4, 2000.

(2)

Incorporated by reference to the company's Form SB-2 filed with the Securities and Exchange Commission on May 13, 2004.

(2.5)

Incorporated by reference to the company's Form 10-QSB filed with the Securities and Exchange Commission on August 6, 2004.

(3)

Incorporated by reference to the company's Form 10-KSB filed with the Securities and Exchange Commission on April 2, 2001.

(4)

Incorporated by reference to the company's Form 8-K filed with the Securities and Exchange Commission on October 23, 2000.

(5)

Incorporated by reference to the company's Form 8-K filed with the Securities and Exchange Commission on December 4, 2000.

(6)

Incorporated by reference to the company's Form 8-K filed with the Securities and Exchange Commission on January 16, 2001.

(7)

Incorporated by references to the company's Form SB-2A filed with the Securities and Exchange Commission on May 3, 2001.

(8)

Incorporated by reference to our Form 10-KSB filed with the Securities and Exchange Commission on April 3, 2003.

(9)

Incorporated by reference to our Form SB-2 filed with the Securities and Exchange Commission on May 2, 2003.

(10)

Incorporated by reference to our Form 10-QSB filed with the Securities and Exchange Commission on August 14, 2003.

(11)

Incorporated by reference to our Form 10-QSB filed with the Securities and Exchange Commission on Nov 14, 2003.

(12)

Incorporated by reference to our Form 10-KSB filed with the Securities and Exchange Commission on March 29, 2004.

(13)

Incorporated by reference to our Form 8-K filed with the Securities and Exchange Commission on September 7, 2004.

UNDERTAKINGS

The undersigned company hereby undertakes that it will:

(1)

file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a)

any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)

include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2)

For the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)

Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Unity Wireless pursuant to the foregoing provisions, or otherwise, Unity Wireless has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against said liabilities (other than the payment by Unity Wireless of expenses incurred or paid by a director, officer or controlling person of Unity Wireless in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, Unity Wireless will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia on October 14, 2004.

UNITY WIRELESS CORPORATION

/s/ Ilan Kenig

By: Ilan Kenig, President and Chief Executive Officer
(Principal Executive Officer)

/s/ Dallas Pretty

By: Dallas Pretty, Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures

/s/ Ilan Kenig

Ilan Kenig, President, Chief Executive Officer and Director
(Principal Executive Officer)
October 14, 2004

/s/ Myer Bentob

Myer Bentob, Director and Executive Chairman of the Board of Directors

October 14, 2004

/s/ Andrew Chamberlain

Andrew Chamberlain, Director and Corporate Secretary

October 14, 2004

/s/ Ken Maddison

Ken Maddison, Director

October 14, 2004

/s/ Doron Nevo

Doron Nevo, Director

October 14, 2004

/s/ Victor Halpert

Victor Halpert, Director

October 14, 2004